Exhibit 2.1

Execution Copy

ASSET SALE AGREEMENT

ASSET SALE AGREEMENT (“Agreement”) dated this 2nd day of April, 2014, by and among StoneMor Operating LLC, a Delaware limited liability company (“StoneMor LLC”), StoneMor Florida LLC, a Florida limited liability company ( “FL Buyer LLC”), StoneMor Florida Subsidiary LLC, a Florida limited liability company (“FL NQ Sub”), StoneMor North Carolina LLC, a North Carolina limited liability company (“NC Buyer LLC”), StoneMor North Carolina Subsidiary LLC, a North Carolina limited liability company (“NC NQ Sub”) and StoneMor North Carolina Funeral Services, Inc., a North Carolina corporation (“NC FH Inc.”), Loewen [Virginia] LLC, a Virginia limited liability company (“Loewen VA Buyer LLC”) and Loewen [Virginia] Subsidiary, Inc., a Virginia corporation (“Loewen VA NQ Sub”), Rose Lawn Cemeteries LLC, a Virginia limited liability company (“Rose Lawn VA Buyer LLC”) and Rose Lawn Cemeteries Subsidiary, Incorporated, a Virginia corporation (“Rose Lawn VA NQ Sub”), StoneMor Pennsylvania LLC, a Pennsylvania limited liability company (“PA Buyer LLC”), StoneMor Pennsylvania Subsidiary LLC , a Pennsylvania limited liability company (“PA NQ Sub”) and CMS West Subsidiary LLC, a Pennsylvania limited liability company (“PA FH Sub”) (all of the foregoing individually and collectively referred to as “Buyer”); and S.E. Funeral Homes of Florida, LLC, a Florida limited liability company (“S.E. FH Florida”), S.E. Cemeteries of Florida, LLC, a Florida limited liability company (“S.E. Cem Florida”), S.E. Combined Services of Florida, LLC, a Florida limited liability company (“S.E. Combined Florida”), S.E. Cemeteries of North Carolina, Inc., a North Carolina corporation (“S.E. Cem. of NC”), S.E. Funeral Homes of North Carolina, Inc., a North Carolina corporation (“S.E. FH of NC”), Montlawn Memorial Park, Inc., a North Carolina corporation (“Montlawn”), S.E. Cemeteries of Virginia, LLC, a Virginia limited liability company (“S.E. Cem. of Virginia”), SCI Virginia Funeral Services, Inc. a Virginia corporation (“SCI Virginia”), George Washington Memorial Park, Inc., a Pennsylvania corporation, (“GWMP”), and Sunset Memorial Park Company, a Pennsylvania corporation (“Sunset”), S.E. Mid-Atlantic Inc., a Maryland corporation (“S.E. Mid-Atlantic”) (all of the foregoing individually and collectively referred to as “Seller”).

W I T N E S S E T H:

WHEREAS, S.E. FH Florida leases and operates (i) Roberts Funeral Home, Downtown Chapel located at 606 Southwest 2nd Ave., Ocala, FL 34471, (ii) Roberts Funeral Home, Bruce Chapel East (Bruce Ocala FH), 2739 Southeast Maricamp Rd., Ocala, FL 34471, (iii) Roberts Funeral Home, Bruce Chapel West, 6241 Southwest State Road 200, Ocala, FL 34476 and (iv) Roberts Crematory, located at 606 Southwest 2nd Ave., Ocala, FL 34471(“S.E. FH Florida Business”);

WHEREAS, S.E. Cem. Florida owns and operates Good Shepherd Memorial Gardens, 5050 Southwest 20th St., Ocala, FL 34474 (“S.E. Cem. Florida Business”);

WHEREAS, S.E. Combined Florida owns and operates (i) Arlington Park Cemetery, Lone Star Rd., Jacksonville, FL 32211, (ii) Arlington Park Funeral Home, 6920 Lone Star Rd., Jacksonville, FL 32211, (iii) Forest Hills FH - Palm City Chapel, 2001 Southwest Murphy Rd. Palm City, FL 34990, and (iv) Forest Hills Memorial Park, 2001 Southwest Murphy Rd., Palm City, FL 34990 (“S.E. Combined Florida Business”);

WHEREAS, the S.E. FH Florida Business, S.E. Cem. Florida Business and S.E. Combined Florida Business are collectively referred to herein as the “Florida Business”;

WHEREAS, S.E. Cem. of NC (i) owns and operates Floral Garden Memorial Park 1730 English Rd., High Point, NC 27262 (“S.E. Cem. of NC Business”);

WHEREAS, S.E. FH of NC leases and operates Pollock-Best Funerals and Cremations, 2015 Neuse Blvd., New Bern, NC 28560 (“S.E. FH of NC Business”);

WHEREAS, Montlawn owns and operates (i) Montlawn Funerals and Cremations, 2911 South Wilmington St., Raleigh, NC 27603, and (ii) Montlawn Memorial Park, Funerals and Cremations, 2911 South Wilmington St., Raleigh, NC 27603 (“Montlawn Business”);

WHEREAS the S.E. Cem. of NC Business, S.E. FH of NC Business and the Montlawn Business are collectively referred to herein as the “North Carolina Business”;

WHEREAS, S.E. Cem. of Virginia owns and operates Greenwood Memorial Gardens, 12609 Patterson Ave., Richmond, VA 23238(“S.E. Cem. of Virginia Business”);

WHEREAS, SCI Virginia owns and operates Sunset Memorial Park, 2901 West Hundred Rd., Chester, VA 23831 (“SCI Virginia Business”);

WHEREAS the S.E. Cem. of Virginia Business and the SCI Virginia Business are collectively referred to herein as the “Virginia Business”;

WHEREAS, GWMP owns and operates George Washington Memorial Park, 80 Stenton Ave., Plymouth Meeting, PA 19462 (“GWMP Business”);

WHEREAS, S.E. Mid-Atlantic owns all of the outstanding stock of Kirk & Nice, Inc., a Pennsylvania corporation (“Kirk & Nice”), and Kirk & Nice Suburban Chapel, Inc., a Pennsylvania corporation (“KNSC”); as well as a tract of land used in the operation of Floral Gardens Memorial Park, 1730 English Road, High Point, NC 27262 (which is included in the S.E. Cem. of NC Business);

WHEREAS, Kirk & Nice operates Kirk & Nice Funeral Home and Crematory, 80 Stenton Ave., Plymouth Meeting, PA 19462 (“Kirk & Nice Business”);

WHEREAS, KNSC operates Kirk & Nice Suburban Chapel, Inc. at Sunset Memorial Park, 333 County Line Rd., Feasterville, PA 19053 (“KNSC Business”);

WHEREAS, Sunset owns and operates Sunset Memorial Park, 333 County Line Rd., Feasterville, PA 19053 (“Sunset Business”);

WHEREAS the GWMP Business, the Kirk & Nice Business, the KNSC Business and the Sunset Business are collectively referred to herein as the “Pennsylvania Business”;

WHEREAS, S.E. FH Florida Business, S.E. Cem Florida Business, S.E. Combined Florida Business, S.E. Cem of NC Business, Montlawn Business, S.E. Cem of Virginia Business, GWMP Business, Kirk & Nice Business, KNSC Business and Sunset Business shall be collectively referred to as the (“Stewart Business”);

WHEREAS, the Florida Business, the North Carolina Business, the Virginia Business and the Pennsylvania Business shall be collectively referred to as (the “Business”);

WHEREAS, the names Roberts Funeral Home, Downtown Chapel, Roberts Funeral Homes, Downtown Chapel, Roberts Funeral Homes, Roberts Crematory, Roberts Funeral Home, Bruce Chapel East, Roberts Funeral Homes – Bruce Chapel East, Roberts Funeral Home, Bruce Chapel West, Roberts Funeral Homes – Bruce Chapel West, Good Shepherd Memorial Gardens, Arlington Park Cemetery, Arlington Cemetery, Arlington Park Funeral Home, Arlington Funeral Home, Arlington Park Cemetery and Funeral Home, Forest Hills FH - Palm City Chapel, Forest Hills – Palm City Chapel, Forest Hills Palm City Chapel, Forest Hills Memorial Park, Forest Hills Funeral Home, Memorial Park and Crematory – Palm City Chapel, Floral Garden

Memorial Park, Pollock-Best Funerals and Cremations, Montlawn Funerals and Cremations, Montlawn Memorial Park, Funerals and Cremations, Montlawn Memorial Park, Montlawn Funeral Home, Greenwood Memorial Gardens, Sunset Memorial Park, George Washington Memorial Park, Kirk & Nice Funeral Home and Crematory, George Washington Memorial Park Crematory, Kirk & Nice Funeral Home Crematory, Sunset Memorial Park, Kirk & Nice Suburban Chapel at Sunset Memorial Park and Kirk & Nice Suburban Chapel, and any variations thereof, are hereinafter collectively referred to as the “Trade Names”;

WHEREAS, the parties desire to provide for the sale and transfer of substantially all of the assets of the Business among the Buyer as allocated by the Buyer, including certain of the personal property located at, used in connection with, or arising out of, such Business, together with the real estate utilized in the Business, in exchange for cash, upon the terms and subject to the conditions herein set forth; and

WHEREAS, this Agreement sets forth the terms and conditions to which the parties have agreed;

NOW, THEREFORE, in exchange for cash and other consideration of the premises and the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

Purchase and Sale

Section 1.1. Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller does hereby agree to sell, transfer, convey and deliver to Buyer, and Buyer does hereby agree to purchase and accept from Seller, the following property and rights located at, used in connection with or arising out of the Business:

(a) The real property described in Schedule 1 to Exhibit A to this Agreement together with any improvements thereon, and any appurtenances thereto belonging to Seller (the “Real Property”);

(b) All furniture, fixtures, equipment, and other tangible personal property owned by Seller located at the Real Property and used by Seller exclusively in the operation of the Business including, without limitation, those items listed on Schedule 2 to Exhibit A to this Agreement;

(c) All vehicles listed on Schedule 3 to Exhibit A to this Agreement;

(d) All merchandise inventory described in Schedule 4 to Exhibit A to this

Agreement plus or minus any changes in said merchandise inventory which may result from the ordinary course of the operation of the Business (“Inventory”), and all Services in Progress (as hereinafter defined);

(e) All right, title and interest of Seller in all real property leases, contracts, agreements and commitments listed on Schedule 5 to Exhibit A to this Agreement and any other contracts, leases, rental agreements, and commitments entered into exclusively in connection with the Business;

(f) All preneed and at-need funeral and/or cemetery merchandise (including interment or entombment rights) and/or service agreements for which the Business remains liable to provide merchandise and/or services as of the Effective Time (the “Preneed Agreements”), including contracts and accounts receivable associated therewith;

(g) All interest of Seller in all proceeds of insurance policies relating to or arising from Preneed Agreements, including those described in Schedule 7 to Exhibit A to this Agreement;

(h) All interest of Seller in those funds received by Seller pursuant to trust funded Preneed Agreements (“Preneed Trust Funds”), including those described in Schedule 8 to Exhibit A to this Agreement (excluding Preneed Trust Funds related to Preneed Agreements that have been serviced by the Business prior to the Closing Date), and all interest of Seller in those funds received by Seller for interment right sales held in an endowment care fund for the benefit of the Business (“Endowment Care Funds”), including those described in Schedule 8 to Exhibit A to this Agreement;

(i) All accounts and notes receivable generated in the operation of the Business including, without limitation, those listed on Schedule 9 to Exhibit A to this Agreement, plus or minus any changes in said receivables which result from the ordinary course of the operation of the Business subsequent to the date hereof and until the Effective Time, but not including any receivables due from insurance companies or trust funds as a result of the performance by the Business, or other termination or cancellation of Preneed Agreements prior to the Effective Time;

(j) All utility and other deposits previously paid to and/or now held by third parties in connection with the operation of the Business (“Deposits”);

(k) All of the issued and outstanding stock or other equity interests of Kirk & Nice and KNSC (collectively, the “Pre-35 Funeral Homes”) and the stock records, minutes and records of shareholders’ and Board of Director meetings and all other corporate books and records of the Pre-35 Funeral Homes.

(l) The goodwill of Seller in the Business, together with all lists of present or former customers of the Business, all on-site physical business books, documents, records, files databases and reports relating to the Assets that are beneficial and useful to Buyer in continuing the Business (collectively, the “On-Site Documents”), the wired telephone numbers and listings for the Business, all transferable government licenses and Permits of the Business, and all of Seller’s right, title and interest in and Seller’s right to use the Trade Names in the trade areas in which those names are currently utilized and any other names so similar as to require consent of Seller to their rightful use.

All property to be sold by Seller to Buyer described above shall be hereinafter collectively referred to as the “Assets”; provided that, notwithstanding the fact that Buyer is acquiring all of the issued and outstanding equity interests in the Pre-35 Funeral Homes, the assets of the Pre-35 Funeral Homes are included in the Schedules relating to the subsections of Section 1.1 and Section 3.6 and for all purposes of this Agreement, such assets shall be included in the term “Assets”.

Section 1.2. Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall not transfer, convey or assign to Buyer the following assets: (a) cash and cash equivalents, unrelated to Preneed Trust Funds and Endowment Care Funds or Deposits, (b) all Trust Funds or insurance proceeds related to Preneed Agreements that have been serviced by the Business prior to the Closing Date, (c) the names “Service Corporation International,” “Alderwoods,” “Dignity Memorial,” “Keystone,” “Key Memories,” “Stewart,” “Stewart Enterprises,” “STEI,” “SE,” “Simplicity Plan,” “Making Everlasting Memories,” “MEM,” or any variation thereof and any name associated therewith, (d) all trademarks, trade names, brand names, service marks, copyrights, website content, domain names, labels, logos, slogans and all other devices used to identify any product, service or businesses of Seller or an Affiliate (defined below) of Seller, whether registered or unregistered or at common law, and any applications for registration or registrations thereof, or any other intellectual property rights that are related to or also used by Seller or its Affiliates, except for such rights as are used exclusively in connection with the Business, (e) all accounting, operating or other administrative systems which are used by one or more business owned by Seller or its Affiliates that are not included in the Business, including but not limited to HMIS, Lawson and Simplicity, (f) all marketing materials, website content, forms of Preneed Agreements, pricing materials and templates, training materials, policy and procedure manuals and other proprietary materials of Seller or its Affiliates in hard copy or electronic form, (g) all contracts or agreements that benefit one or more businesses owned by Seller or its Affiliates that are not included in the Business, including, without limitation, merchandise supply agreements and any master vehicle leases, (h) all computer servers, McAfee anti-virus, Computrace, and Viewfinity software (i) building plaques bearing the name “Service Corporation International,” “SCI,” “Alderwoods,” “Keystone,” “Key Memories,” “Dignity Memorial,” “Stewart,” “Stewart Enterprises,” “STEI,” or “SE,” (j) those items located at the Business that are owned by a person other than Seller, (k) inter-company accounts receivable, (l) accounts receivable related to Preneed Agreements that have matured and been serviced prior to the Effective Time, (m) wireless telephone numbers and pager numbers and all wireless communication devices, (n) credit card terminals, (o) corporate records, minutes and records of shareholders’ and directors’ meetings (other than those of the Pre-35 Funeral Homes), (p) off-site general ledgers and related books, (q) off-site employee records and books, (r) all rights that Seller may have against Buyer under this Agreement, (s) all electronic sales tablet kits and associated equipment including but not limited to TIN pads, printers, scanner and intellectual property related to sales tablets, (t) a 50% interest in any net royalties received from all oil, gas and other minerals in and under the Real Property during the three years following the Closing Date if they become producing interests within such period (it being understood that Buyer shall have no obligation, and Sellers shall have no authority, to develop or to attempt to develop, any such interests), (u) all assets utilized to fund benefits under, or constituting assets of, or relating to, any Seller Employee Plan (as hereinafter defined) and (v) all other assets of the Seller which are not used exclusively or primarily in the ownership, operation or maintenance of the Business and which are not necessary to the continued operation of the Business in a manner consistent with the Seller’s past practices. All property retained by Seller described above in this Section 1.2 shall be hereinafter collectively referred to as the “Excluded Assets.” Except as specifically excepted above, it is intended that the assets, properties and rights of the Business to be sold to the Buyer shall include all of the assets, properties and rights reflected in the Schedules to

Exhibit A to this Agreement, other than those assets, properties and rights that may have been disposed of in the ordinary course of business prior to the Effective Time, but including all similar assets, properties and rights that may have been acquired in the ordinary course of business since the date of such listings and prior to the Effective Time.

Section 1.3. Consideration for Assets Payable at Closing. On the terms and subject to the conditions of this Agreement, Buyer, in consideration for the transfer and delivery to it of the Assets as herein provided, will, in addition to the assumption of liabilities set forth in Section 1.4 below, pay to Seller at Closing the sum of Fifty Three Million, Fifty-Five Thousand Dollars ($53,055,000) as adjusted pursuant to Section 1.5 herein (the “Purchase Price”) in cash, to be delivered by bank wire transfer of immediately available funds to such account as Seller shall designate to Buyer.

Section 1.4. Assumption of Liabilities; Retained Liabilities.

Section 1.4.1. Assumed Liabilities. From and after the Effective Time, Buyer agrees to assume and timely pay and perform the following liabilities and obligations (collectively, “Assumed Liabilities”):

(a) the obligations of Seller under and pursuant to the terms and conditions of the Preneed Agreements, including any certificates or benefits associated therewith, as well as all Services in Progress, as defined below;

(b) (i) the obligations of the Business under and pursuant to the terms and conditions of those contracts included in Schedule 5 to Exhibit A to this Agreement, (ii) any other contracts, leases, rental agreements, and commitments entered into exclusively in connection with the Business, and any commitments to former owners and/or employees for funeral and /or cemetery merchandise and services, in each case under this clause (ii) that do not individually have a payment liability of more than $5,000 annually, provided that all such contracts and commitments under this clause (ii) do not have a payment liability of more than $50,000 per year in the aggregate (it being understood that any annual payment liability in excess of $5,000 per contract or commitment or in excess of $50,000 in the aggregate for all such contracts and commitments shall be a Retained Liability), and (iii) any other non-material, non-monetary accommodation offered to a former owner (all of the foregoing in clauses (a) and (b) collectively, “Assumed Contracts”);

(c) upon the transfer of the Preneed Trust Funds and Endowment Care Funds, Buyer will assume and thereafter in due course pay, perform and discharge the liabilities and obligations of Seller arising from and after the Effective Time under the terms of or in connection with the Preneed Trust Funds and Endowment Care Funds;

(d) all obligations and liabilities of the Business or Seller identified with reasonable particularity in any Inspection Report;

(d) all obligations and liabilities for accrued but unused vacation in respect of any Rehired Employees, determined as of the Closing Date (it being understood that Seller shall be solely responsible with respect to payments to Rehired Employees that have elected to receive accrued but unused vacation in a lump sum payout from Seller); and

(e) obligations, liabilities, and/or duties relating to or arising from the Business from and after the Effective Time;

provided, however, that anything in this Agreement to the contrary notwithstanding, Buyer shall not assume or be responsible for any Liabilities or obligations which (i) are not Assumed Liabilities or (ii) arise from any breach or default by Seller under any Assumed Contract, Permit, Preneed Trust Funds, Endowment Care Funds, applicable Law or otherwise.

Section 1.4.2. Except as provided in Section 1.4.1 hereof, each Seller shall retain, and Buyer shall not assume or be responsible or liable with respect to, any Liabilities of the Business that precede the Effective Time (except as specifically provided in clause (g) of this Section 1.4.2), whether or not arising out of or relating to the conduct of the Business by any Seller, whether fixed or contingent or known or unknown (collectively, the “Retained Liabilities”), including, without limitation, the following:

(a) Liabilities relating to any Excluded Asset irrespective of whether such liability relates to the period before or after Closing;

(b) Liabilities of Seller that constitute trade or account payables;

(c) Liabilities of Seller arising under or relating to any Assumed Contract to the extent such Liabilities arise from any breach or default by Seller (or any of their Affiliates) under any Assumed Contract that occurs prior to the Effective Time (for the avoidance of doubt, obligations under Assumed Contracts that first arise after the Effective Time (other than due to the breach or default by Seller) shall be Assumed Liabilities);

(d) Liabilities of Seller arising under or relating to any Contract other than an Assumed Contract or a Preneed Agreement;

(e) Liabilities with respect to (A) any Employee Plan maintained, sponsored, contributed to or required to be contributed to, or participated in by Seller or any of their Affiliates or any of their ERISA Affiliates for the benefit of or relating to any current or former employee of the Business (“Seller Employee Plan”) and the amendment to or the termination of any Seller Employee Plan, or (B) any person at any time employed by Seller or any of their Affiliates or any of their ERISA Affiliates (including, without limitation, any such person who fails to accept an offer of employment by Buyer or any of their Affiliates), and any such person’s spouse, children, other dependents or beneficiaries, with respect to any such person’s employment or termination of employment by Seller or any of their Affiliates or any of their ERISA Affiliates including, without limitation, claims arising under health, medical, dental, disability, union funded health, welfare, or pension plan and any associated underfunding liability, or other benefit plan, or other Seller Employee Plan, or as a result of the misclassification of such employee under the Fair Labor Standards Act or other applicable Law, for products, supplies or services provided or rendered prior to the Effective Time;

(f) Seller’s deferred sales commissions;

(g) Liabilities of Seller based, in whole or in part, on violations of Law or environmental conditions occurring or existing prior to the Closing and arising out of or relating to Environmental Requirements, except to the extent that such Liabilities are identified with reasonable particularity in any Environmental Report;

(h) Except as otherwise specifically provided in this Agreement, all Liabilities of Seller for any Tax for (A) operations of the Business prior to the Effective Time; (B) Pre-Closing Tax Periods and Straddle Tax Periods for the Pre-35 Funeral Homes to the extent specified in Section 5.28; (C) the transfer of the Assets; and (D) income earned by the Preneed Trust Funds and the Endowment Care Funds through the Effective Time;

(i) Liabilities of Seller arising out of or relating to any Proceeding to which Seller or any Affiliate is a party, including without limitation any of the matters referenced on Schedule 10; and

(j) Liabilities of Seller to any Affiliate;

provided, however, that, notwithstanding the fact that Buyer is acquiring all of the issued and outstanding Pre-35 Funeral Home Equity (as hereinafter defined), any and all Liabilities of the Pre-35 Funeral Homes, to the extent that they would constitute “Retained Liabilities” under this

Agreement if the Buyer were acquiring the assets of the Pre-35 Funeral Homes and not the Pre-35 Funeral Home Equity, shall be included in the term “Retained Liabilities” for all purposes of this Agreement.

Section 1.5 Post-Closing Adjustments to Purchase Price.

(a) Certain Defined Terms. For purposes of this Agreement, the following terms shall be as defined below:

(i) “Base Gross AR Amount” means the aggregate amount of the gross accounts receivable of the cemeteries included in the Business as reflected in the final results of the data conversion to be completed within 120 days of the Closing Date;.

(ii) “Base Net Merchandise Trust Amount” means the Net Transferred Merchandise Trust Amount minus the aggregate amount of the Merchandise Liabilities of the Business.

(iii) “Net Transferred Merchandise Trust Amount” means the amount equal to the aggregate amount of cash and fair market value of Stewart Business Trust Fund assets (determined by reference to the value of such assets as of the Closing Date as quoted on a national exchange) transferred to Buyer’s Trustee in respect of the Preneed Trust Funds of the cemeteries included in the Business in accordance with Section 5.5.

(iv) “Merchandise Liabilities” represents the agreed current cost of products and services of Seller that have been sold by the cemeteries included in the Business, but have not yet been delivered to the customer, as reflected in the final results of the data conversion to be completed within 120 days of the Closing Date.

(v) “Transferred Endowment Care Trust Amount” means the amount equal to the aggregate amount of cash and fair market value of other Stewart Business Trust Fund assets (determined by reference to the value of such assets as of the Closing Date as quoted on a national exchange) transferred to Buyer’s Trustee in respect of the Endowment Care Funds of the Business in accordance with Section 5.5.

(vi) “Endowment Care Adjustment Amount” means the product of (A) the absolute value of the difference between the Transferred Endowment Care Trust Amount and $12,923,928, multiplied by (B).05.

(vii) “Net Endowment Care Adjustment Amount” means the amount equal to the present value of the future stream of ten annual payments (as though payable on the Closing Date and each of the first nine anniversaries of the Closing Date), each equal to the Endowment Care Adjustment Amount, calculated using a discount rate of .065.

(b) Accounts Receivable Adjustment. If the Base Gross AR Amount is less than $4,892,469, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is less than $5,149,968, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than $5,407,466, then, subject to Section 1.5(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, an amount equal to the discounted present value of the amount by which the Base Gross AR Amount is greater than $5,149,968, using a discount rate of .065 and a discount period of three (3) years. If the Base Gross AR Amount is greater than or equal to $4,892,469, but less than or equal to $5,407,466, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.5(b).

(c) Merchandise Trust Adjustment. If the Base Net Merchandise Trust Amount is less than $15,331,736, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, the discounted present value of the amount by which the Base Net Merchandise Trust Amount is less than $16,168,670, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net Merchandise Trust Amount is greater than $16,945,606, then, subject to Section 1.5(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, an amount equal to the discounted present value of the amount by which the Base Net Merchandise Trust Amount is greater than $16,168,670, using a discount rate of .065 and a discount period of ten (10) years. If the Base Net Merchandise Trust Amount is greater than or equal to $15,331,736 but less than or equal to $16,945,606, then no adjustment shall be made to the Purchase Price, and no amount shall be due by any party hereto, under this Section 1.5(c).

(d) Endowment Care Trust Adjustment. If the Transferred Endowment Care Trust Amount is less than $12,923,928, then, subject to Section 1.5(e), the Purchase Price shall be decreased by, and Seller shall pay to Buyer, the Net Endowment Care Adjustment Amount. If the Transferred Endowment Care Trust Amount is greater than $12,923,928, then, subject to Section 1.5(e), the Purchase Price shall be increased by, and Buyer shall pay to Seller, the Net Endowment Care Adjustment Amount.

(e) Net Purchase Price Adjustment Amount. The Purchase Price adjustment amounts provided for in Sections 1.5(b), (c) and (d), if any, shall all be aggregated and netted against each other such that either (i) a single amount shall be payable to Buyer by Seller and no amount shall be payable by Buyer to Seller under this Section 1.5, (ii) a single amount shall be payable to Seller by Buyer, and no amount shall be payable by Seller to Buyer under this Section 1.5, or (iii) no amount shall be payable by any party hereto under this Section 1.5. By way of example only, if $150,000 is payable by Seller to Buyer pursuant to Section 1.5(b), $50,000 is payable by Seller to Buyer pursuant to Section 1.05(c) and $100,000 is payable by Buyer to Seller pursuant to Section 1.5(d), then Seller shall pay to Buyer, in accordance with Section 1.5(f), an amount equal to $100,000 (i.e., $150,000 + $50,000 - $100,000).

(f) Payment of Purchase Price Adjustment Amounts. Any payment due under Section 1.05(e) by Seller on the one hand or Buyer on the other hand shall be paid in full, in cash, no later than seventy-five (75) days after the Closing Date, or, if later than such time, twenty (20) days after the date of completion of the data conversion. Any amounts not paid within such time period shall accrue interest from the Closing Date through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition as of the payment date.

(g) Tax Treatment. Any payments made pursuant to this Section 1. 5 shall be treated by Seller and Buyer as adjustments to the Purchase Price for all Tax purposes.

Section 1.6. Prorations; Services in Progress; Transaction Taxes; Preneed Trust Fund Taxes.

(a) Sellers shall be responsible for all Taxes (i) arising as a result of the operation of the Business or ownership of the Assets prior to the Effective Time and (ii) for Pre-Closing Tax Periods of the Pre-35 Funeral Homes. At Closing, real and personal property Taxes relating to the Business and the Assets and any lease payments shall be prorated as of the Closing Date.

(b) All revenues from and direct costs for merchandise paid to third parties (including Affiliates) associated with Services in Progress will be allocated to the Buyer. For purposes of this Agreement, “Services in Progress” means any at need funeral and/or cemetery related services for which a contract has been entered into, but which has not been completed as of the Effective Time. For purposes of this Agreement, such funeral and/or cemetery related services are complete when the body or remains have been cremated or interred.

(c) All transfer Taxes, whether related to the Real Property, the sale of any motor vehicles or otherwise and all sales Taxes that arise as a result of the transaction provided for in this Agreement shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller and remitted by the party required to do so in accordance with the requirements of the state where the applicable Business is located. Buyer shall pay all sales Taxes that arise as a result of business conducted by the Buyer after the Effective Time.

(d) The party to this Agreement that administers the Preneed Trust Funds at the time income Taxes are due will be responsible for payment of those Taxes and shall be responsible for all penalties and interest incurred due to delays in making such payments, except for those Taxes to be paid by Seller or Seller’s Trustees from Preneed Trust Funds retained or withdrawn by or refunded to Seller or Seller’s Trustees pursuant to Section 5.5(h) hereof.

Section 1.7. Allocation of Purchase Price. Prior to the Closing Date, the parties shall prepare a mutually acceptable allocation of the Purchase Price. The parties agree that (a) such allocation will fairly reflect the fair market value of each category of Assets set out in Exhibit B to this Agreement, consistent with the amount of the Purchase Price allocated to each Business Package (as hereinafter defined) as reflected on Exhibit H, (b) they will report the Tax consequences of the transactions contemplated hereby in a manner consistent with such allocation, and (c) they will not take any position inconsistent therewith upon examination of any Tax return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable laws or with the consent of the other party. Buyer and Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms, and Buyer, on the one hand, and Seller, on the other hand, each agrees to provide the other promptly with any information required to complete such forms.

Section 1.8. Effective Time. The Effective Time of the transfer of the Assets shall be 11:59 p.m. on the Closing Date.

Section 1.9. Definitions. Capitalized terms shall have the meaning ascribed to such terms in the text of this Agreement. The following terms shall be defined as follows:

(a) “Affiliate” means any individual, corporation, partnership, limited liability company, association, joint venture, trust or other entity or organization including, without limitation, a governmental agency (collectively, a “Person”) that is directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with another Person.

(b) “Contract” means and includes all contracts, agreements, indentures, leases, franchises, licenses, commitments or legally binding arrangements, express or implied, written or oral.

(c) “Employee Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, any cafeteria plan as defined in Section 125 of the Code and any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, cafeteria plan, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.

(d) “Environmental Requirements” means all applicable Laws, Permits and similar items of any Governmental Entity relating to the protection of the environment, including all requirements pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of any substance: (A) the presence of which requires investigation or remediation under any Law; (B) which is or has been identified as a potential hazardous waste, hazardous substance, pollutant or contaminant under any applicable Law, or (C) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, reactive, or otherwise hazardous and has been identified as regulated by any Governmental Entity.

(e) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.

(f) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, common control with, part of an affiliated service group with, or part of another arrangement that includes, the Seller or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).

(g) “Governmental Entity” means any federal, state, local or foreign government or any subdivision, authority, department, commission, board, bureau, agency, court or other instrumentality thereof.

(h) “Inspection Reports” means: (i) the Phase One and Phase Two environmental reports listed on Exhibit E (“Environmental Reports”), (ii) the Pro Forma Policies, (iii) the Real Property surveys listed on Exhibit E (the “Surveys”), (iv) the building inspection reports listed on Exhibit E (the “Building Reports”) and (v) the zoning reports listed on Exhibit E (the “Zoning Reports”).

(i) “Knowledge of the Buyer,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of Frank Milles, Alan Fisher, Ken Lee, Penny Casey or Michael Zynwala (the “Buyer Representatives”), without having any obligation to make any independent inquiry or investigation whatsoever.

(j) “Knowledge of the Seller,” and similar phrases means the actual (as distinguished from implied, imputed or constructive) knowledge of any of Michael Lehmann, Wesley D. Killian, Noble L. Longino, Pamela Jean Gehl, Keith L. Gruendl, Paul S. Hazelgrove, Ralph Destefano, Paul C. Whitten or Eric A. Wolverton, without having any obligation to make any independent inquiry or investigation whatsoever.

(k) “Laws” means any laws, statutes, rules, regulations, ordinances, orders, codes, common laws, arbitration awards, judgments, decrees, orders or other legal requirements of any Government Authority.

(l) “Liability” means any direct or indirect indebtedness, liability, assessment, or expense, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether disputed or undisputed, whether choate or inchoate, whether accrued, liquidated or unliquidated, and whether due or to become due), including without Limitation any liability for Taxes.

(m) “Losses” means any losses, claims, actions, suits, proceedings, charges, penalties, interest, costs, expenses and other damages (including without limitation, legal fees and expenses, court costs, removal costs, remediation costs, closure costs, fines, penalties and expenses of investigation and ongoing monitoring).

(n) “Material Adverse Effect” means any effect, change or occurrence that, individually or in the aggregate with any other like effect, change or circumstance, is materially adverse to the Business or the Assets, taken as a whole or with respect to any one particular Business Package, except to the extent resulting from (i) changes in general local, domestic, foreign or international economic conditions, (ii) changes affecting generally the industries or markets in which the Business operates, (iii) acts of war, sabotage or terrorism, military actions or the escalation thereof, (iv) any changes in applicable laws or accounting rules or principles, including changes in generally accepted accounting principles, (v) any other action required by this Agreement and (vi) the announcement of the transaction contemplated by this Agreement or the Decision and Order.

(o) “Permits” means any licenses, permits, approvals, registrations, certificates (including, but not limited to, certificates of occupancy and any licensure required for the operation of cemeteries and funeral homes included in the Business) and other evidence of authority.

(p) “Proceeding” means any suit, action, litigation, investigation, notice of violation, audit, arbitration, administrative hearing or any other similar proceeding.

(q) “Permitted Encumbrances” shall mean (i) encroachments, protrusions, boundary line discrepancies, easements, covenants, rights-of-way and other non-monetary encumbrances or restrictions which do not, individually or in the aggregate, materially restrict or interfere with the use of the Real Property as the same is currently being used or that would materially and adversely affect the value of the Real Property, (ii) liens related to taxes not yet due or payable or which are being contested in good faith, (iii) any matters shown on the Pro Forma Policies, and (iv) liens, encumbrances or restrictions that are created or assumed by Buyer.

(r) “Pro-Forma Policies” means the pro forma policies of title insurance from Fidelity National Title Insurance Company (the “Title Company”) listed on Exhibit E, in the amounts allocated to Real Property on Exhibit B.

(s) “Stewart Transaction” means the transaction contemplated by the Agreement and Plan of Merger dated May 28, 2013 among Service Corporation International, Rio Acquisition Corp., and Stewart Enterprises, Inc.

(t) “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer (including, without limitation, realty transfer and burial lot transfer), value added, alternative, add-on minimum and other Tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any Tax-sharing agreement or any other contract.

(u) “Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(v) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax, including any amendment thereto.

ARTICLE II

Closing

Section 2.1. Closing. The closing of the transactions provided for in this Agreement (the “Closing”) shall take place at the offices of the Seller, 1929 Allen Parkway, Houston, Texas 77019, or via facsimile (or PDF) and teleconference, on such date (the “Closing Date”) within three (3) business days following satisfaction or waiver of all conditions (provided that any such waiver of closing condition receives the prior approval of the FTC, which may be waived pursuant to Rule 2.41(f)(5)) to closing found in Article VI of this Agreement, at 11:00 o’clock a.m., or at other such location, time and date as the parties shall mutually agree.

Section 2.2. Instruments of Conveyance and Transfer. At Closing, Seller shall deliver to Buyer such special warranty deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of transfer, conveyance and assignment, in form reasonably satisfactory to Buyer, as shall be effective to transfer ownership of and good title to the Assets to Buyer, subject only to the Permitted Encumbrances and terms and conditions of this Agreement. Without limiting the generality of the foregoing, Seller shall deliver to Buyer stock certificates (or other certificates) evidencing all of the issued and outstanding equity interests of the Pre-35

Funeral Homes, together with such assignment transfer or transfer documents reasonably necessary to transfer ownership thereof to Buyer. Both Seller and Buyer shall execute and deliver such other documents and pay such expenses as called for by this Agreement or which are usual and customary and which are necessary to close the transactions provided for herein. Seller shall take such commercially reasonable steps as may be required to put Buyer in actual possession and control of the Assets and the Business as of Closing.

ARTICLE III

Representations and Warranties by Seller

Seller hereby represents and warrants to Buyer as follows:

Section 3.1. Organization; Standing; Authorization; Capacity. (a) Each Seller is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of their formation, with all requisite corporate or limited liability company power and authority to own and to conduct the Business as it is now being conducted. The execution, delivery and performance of this Agreement by Seller have been duly and effectively authorized by the board of directors or managers and the stockholders or members, as applicable, of each Seller, and no further action or other authorization or consent is required. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b) The execution and delivery of this Agreement, and the Closing of the transactions contemplated by this Agreement, will not result in a breach, violation or default by Seller of or under any organizational documents (i.e., charter, bylaws, operating agreement, partnership agreement or similar document), judgment, decree, Contract, Permit, mortgage, credit agreement, indenture, Law, rule, regulation or statute applicable to Seller or to which Seller is a party or by which Seller is bound or result in the creation or imposition of any Liens (as defined below) with respect to the Assets or the Business.

Section 3.2. Income and Expense Reports. The income and expense reports for (a) the SCI Virginia Business for the twelve months ending December 31, 2010, 2011, 2012 and 2013, and (b) for the Stewart Business for the twelve months ending October 31, 2010, 2011, 2012 and 2013, copies of which are attached hereto as a part of Exhibit C, accurately reflect in all material respects the income and expenses of the Business for the periods covered. However, such income and expense reports are not prepared in accordance with generally accepted accounting principles and do not include inter-company items, adjustments and other items required in statements prepared in accordance with generally accepted accounting principles.

Section 3.3. Tax Matters. (a) Seller has (separately, or as a part of a consolidated group) filed all federal, state and local income, sales, ad valorem, intangible, franchise Tax and employee benefit plan returns/reports and other Tax returns which are required to be filed by it with respect to the Business as of the Effective Time, and has reported all taxable income and loss, and paid all Taxes required to be paid in connection therewith or Taxes due pursuant to any assessment received by Seller, including both penalties and interest.

(b) Seller has properly withheld from employees’ compensation all Taxes required to be withheld by it and has timely remitted all such withholdings to the proper taxing authorities.

(c) All amounts received by Seller on sales by the Business which are required under applicable Law to be trusted have been deposited in trust, and all federal, state and local income Tax returns and information returns required to be filed concerning such trusts and the income from such trusts have been filed.

(d) Except as set forth on Schedule 11: (i) each Pre-35 Funeral Home has properly and timely filed all Tax Returns required to be filed by it, which, with respect to the Pre-35 Funeral Homes, were correct and complete in all material respects; (ii) each Pre-35 Funeral Home has paid all Taxes required to be paid by it (whether or not shown on a Tax Return); and (iii) there are no encumbrances for Taxes on the Assets or the assets of any Pre-35 Funeral Homes other than for Taxes not yet due and payable.

(e) Except as set forth on Schedule 11: (i) since January 1, 2009, no audit or other tax proceeding of any Pre-35 Funeral Home by any Taxing Authority has ever been conducted, is currently pending or, is threatened; (ii) no notice of any proposed Tax audit, or of any Tax deficiency or adjustment, has been received by any Pre-35 Funeral Home, and there is no known reasonable basis for any Tax deficiency or adjustment to be assessed against any Pre-35 Funeral Home; (iii) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against any Pre-35 Funeral Home; and (iv) no claim has ever been made by a Taxing Authority in a jurisdiction where any Pre-35 Funeral Home does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f) Each Pre-35 Funeral Home has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person for all periods for which the statutory period of limitations for the assessment of such Tax has not yet expired and all IRS Forms W-2 and 1099 (and other applicable forms required to be filed by a state or local Taxing Authority) required with respect thereto have been properly completed and timely filed.

(g) No Seller is a “foreign person” as such term is defined in Section 1445(f)(3) of the Code.

(h) All amounts received by Sellers on sales by the Business which are required under applicable state law to be trusted have been deposited in trust and all Tax Returns required to be filed concerning such trusts and the income from such trusts have been filed through all fiscal years ending prior to the Closing Date.

(i) No Pre-35 Funeral Home is or has been a party to any Tax allocation or Tax sharing agreement. No Pre-35 Funeral Home is a member of any Affiliated Group (as defined in Section 1504(a) of the Code or any corresponding provision of state, local or foreign Tax Law) other than the Affiliated Group of which Service Corporation International is the parent. No Pre-35 Funeral Home has any Liabilities for Taxes of any Person (A) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), except those which shall be discharged by Seller or one of its Affiliates, (B) as a transferee or successor, or (C) by contract or otherwise.

(j) No Pre-35 Funeral Home has been the “distributing corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) nor the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code or any corresponding provision of state, local or foreign Tax Law) within the two-year period ending as of the date of this Agreement.

(k) No Pre-35 Funeral Home (i) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code; and (ii) has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to such Pre-35 Funeral Home.

(l) The Pre-35 Funeral Homes will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law);

(ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; or (iv) intercompany transactions or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding provision of state, local or foreign income Tax Law).

(m) The Pre-35 Funeral Homes are not subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other Taxing Authorities. No power of attorney currently in force has been granted by any Pre-35 Funeral Home concerning any Tax matter.

Section 3.4. Rights of Third Parties. Other than as disclosed in the Schedules to Exhibit A to this Agreement or included within any Inspection Reports or the Permitted Encumbrances, Seller has not entered into any leases, licenses, easements or other Contracts, recorded or unrecorded, granting rights to third parties in any real or personal property of Seller included in the Assets, and no Person (other than Seller or its Affiliates) has any right to possession or occupancy of any of the Assets.

Section 3.5. Title to Assets; Sufficiency.

(a) Seller has good and marketable title to all of the Assets, subject to no mortgage, lien, security interest, easement, right-of-way, or to any other encumbrances (collectively, “Liens”), except for Permitted Encumbrances and as otherwise disclosed in the Schedules to Exhibit A to this Agreement. All leases pursuant to which Seller, as lessee, leases personal or real property (which leases are included in the Assets) are valid and enforceable obligations of the Seller and to the Seller’s Knowledge, the other party or parties, in accordance with their respective terms. At the Closing, Buyer will acquire fee simple title to the owned Real Property, a valid leasehold interest in the leased Real Property and good title to all of the Assets, in each case free and clear of any and all Liens except Permitted Encumbrances.

(b) The Assets are sufficient to permit Buyer to conduct the Business as presently conducted.

Section 3.6. Description of Properties, Contracts and Personnel Data. The following Schedules to Exhibit A to this Agreement are posted on the datasite at https://wwwna.rrdvenue.com/Hub.aspx (the “Datasite”) and are incorporated herein by reference (“Schedules”). Each Schedule sets forth true and correct information as of the date of this Agreement unless otherwise indicated thereon. Items appropriately disclosed on one Schedule shall be deemed to be disclosed on such other Schedules where the applicability of such disclosure is readily apparent, notwithstanding the omission of any cross-references thereto:

(a) Real Property – Schedule 1 to Exhibit A. A legal description of all real property included in the Assets (the “Real Property”);

(b) Equipment, Machinery, Furniture, Etc. – Schedule 2 to Exhibit A. A list of all major items of equipment, machinery, furniture and fixtures, whether owned or leased, included in the Assets;

(c) Automobile Equipment – Schedule 3 to Exhibit A. A list of all automobiles, trucks, and other vehicles included in the Assets;

(d) Merchandise Inventory – Schedule 4 to Exhibit A. A list of the Inventory included in the Assets;

(e) Assumed Contracts – Schedule 5 to Exhibit A. Copies of all Assumed Contracts, real property leases and other Contracts and lease agreements covering items described in the Schedules or the Agreement, including any employment or severance agreements for any employee of the Business;

(f) Personnel – Schedule 6 to Exhibit A. A list of the names and current annual salary or hourly salary rate for each employee of the Business, together with (i) their titles or responsibilities, (ii) their dates of hire, and (iii) any outstanding loans or advances made to them.

(g) Preneed Insurance Policies – Schedule 7 to Exhibit A. A list of the insurance policies used to fund Preneed Agreements, including amounts insured thereunder;

(h) Preneed Trust Funds and Endowment Care Funds – Schedule 8 to Exhibit A. A list, including balances, of trust funded Preneed Agreements and the Preneed Trust Funds allocated to those Preneed Agreements and the Endowment Care Funds, in each case by location, a list of Bonded Preneed Agreements for the Stewart Business and related performance bonds, a list of the assets held in the Stewart Business Trust Accounts, and the trust agreements related to those Stewart Business Trust Accounts.

(i) Accounts Receivable – Schedule 9 to Exhibit A. A list of all accounts and notes receivable included in the Assets, including balances; and

(j) Litigation – Schedule 10 to Exhibit A. A list of pending and, to Seller’s Knowledge, threatened Proceedings wherein a judgment, decree or order would have a Material Adverse Effect or a material adverse effect on the transactions contemplated under this Agreement.

(k) Pre-35 Funeral Home Equity – Schedule 11 to Exhibit A. A copy of each stock certificate representing outstanding Pre-35 Funeral Home Equity.

Section 3.7. Litigation. Except as disclosed in Schedule 10 to Exhibit A, and except for the Decision and Order issued by the Federal Trade Commission (“FTC”) in connection with the Stewart Transaction (“Decision and Order”), no Proceeding is pending, or to Seller’s Knowledge, threatened before any Governmental Entity, mediator or arbitrator, wherein a judgment, decree, order, settlement or other resolution would have a Material Adverse Effect, or which would have a material adverse effect on the transactions contemplated under this Agreement, or which would prevent the carrying out of this Agreement or the transactions contemplated under this Agreement, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or require Buyer to divest itself of the Assets or the Business. To the actual Knowledge of Seller without having conducted any inquiry, no facts or circumstances or other events have occurred that can reasonably be expected to give rise to any such Proceeding.

Section 3.8. Court Orders and Decrees. Except as disclosed in Schedule 10 to Exhibit A and except for the Decision and Order, there is not outstanding or, to Seller’s Knowledge, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting Seller, relating to the Assets or the Business.

Section 3.9. Trade Names. Seller has the legal right to use the Trade Names in the trade areas in which such names are utilized in the Business.

Section 3.10. Preneed and Trust Funds and Endowment Care Funds. (a) During Seller’s ownership of the Business, Preneed Trust Funds and Endowment Care Funds (collectively, the “Trust Funds”), have been held in conformity with all applicable Laws. All of Seller’s required contributions to, withdrawals from and investment and other uses of the Trust Funds have been made in accordance with all applicable Laws, and each Seller will have paid as of the Closing (or will pay after Closing when due), all commissions due and owing to commissioned sales people in respect of the Preneed Agreements. Seller has no Knowledge of any actual or alleged non-compliance with applicable Law on the part of Seller (or any Affiliate of Seller) with respect to the Trust Funds.

(b) For those Preneed Agreements that are funded by insurance, Seller has remitted all premiums received by Seller to the applicable insurance company as required by the applicable Law and consumer contracts.

(c) For those Preneed Agreements that have their performance guaranteed by a performance bond (“Bonded Preneed Agreements”), Seller has in place a performance bond to secure the performance of the Bonded Preneed Agreements.

All such insurance policies and performance bonds described in clauses (b) or (c) are fully identified on Schedule 7 or Schedule 8, respectively, to Exhibit A to this Agreement.

(d) Seller is not in default or breach of any Preneed Agreements.

Section 3.11. Licenses and Continuation of the Business. Seller is in possession of all licenses, Permits, certificates of occupancy and authorizations under all applicable laws, regulations, rules and ordinances as are necessary to enable Seller to own and operate the Business as the same is now being conducted.

Section 3.12. Environmental Matters. Except as set forth in any Environmental Report, to Seller’s Knowledge, the Business is presently operating in substantial compliance with all applicable federal, state, and local environmental statutes and regulations. Except as set forth any Environmental Report, to Seller’s Knowledge, since Seller acquired the Business, no “hazardous substance”, as that term is defined in the Federal Comprehensive Environmental Response, Compensation and Liability Act, no petroleum or petroleum products and no “solid waste”, as that term is defined in the Federal Resource Conservation and Recovery Act, has been leaked, spilled, deposited or otherwise released, on the Real Property in violation of environmental laws.

Section 3.13. Compliance with Laws. The Business presently is conducted, and the Assets and their respective uses are, in compliance with all Laws applicable to them, including, without limitation, the funding of or maintaining of all Trust Funds in compliance with applicable Laws, except where the failure to so comply would not have a Material Adverse Effect. No Seller has received any written notice of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to, or which could result in a Material Adverse Effect. In connection with the ownership and operation of each cemetery included in the Business, Seller has complied in all material respects with all applicable Laws governing the operation of cemeteries, the provision of cemetery services, and the sale of cemetery merchandise. Furthermore, with respect to the ownership and operation of each cemetery included in the Business, there are no pending or, to the Knowledge of Seller, threatened claims or suspensions against Seller, by any Person related to the operation of cemeteries, the provision of cemetery services and the sale of cemetery merchandise.

Section 3.14. Real Property.

(a) Improvements. Except as set forth in any Pro Forma Policy or Survey, to the Knowledge of Seller, no municipal or other governmental improvements affecting the Real Property are in the course of construction or installation, and no such improvement has been ordered to be made; and any municipal or other governmental improvements affecting the Real Property which have been constructed or installed have been paid for and will not hereafter be assessed (except with respect to any currently recorded assessments which are to become due after the Closing), and all assessments heretofore made have been paid in full, other than any recorded assessments which are to become due after the Closing; and no Seller has entered into any private contractual obligations relating to the installation of or connection to any sanitary sewers, storm sewers or any other improvements.

(b) Real Property Approvals. To the Knowledge of Seller, all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all Governmental Entities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if applicable, have been issued for the Real Property, have been paid for, and are in full force and effect.

(c) Zoning. Except as disclosed on the letters delivered by the zoning code enforcement officers for the municipalities where the Real Property is located and except as set forth in any Zoning Report or Survey, no Seller has received notice from any Governmental Entity that: (i) any parcel of the Real Property is not in compliance with current zoning and use classifications under the respective municipal zoning ordinance governing such Real Property; (ii) any cemetery use at or on the Real Property is not a permitted use or an existing non-conforming use thereunder; and (iii) the current construction, operation and use of the buildings and other improvements constituting the Real Property violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Real Property.

(d) No Violations Relating to Real Property. Except as set forth in any Inspection Report, no portion of the Real Property, and no current use of the Real Property, is in violation of any applicable Law, except where such violation would not have a Material Adverse Effect. No Seller has received written notice of any presently outstanding and uncured violations of any building, housing, safety or fire ordinances with respect to the Real Property, except as set forth in any Inspection Report.

(e) Real Estate Taxes. No Seller has received written notice of any proceeding pending for the adjustment of the assessed valuation of all or any portion of the Real Property. To the Knowledge of Seller, there is no abatement, reduction or deferral in effect with respect to all or any portion of the real estate Taxes or assessments applicable to the Real Property.

(f) Eminent Domain. Except as set forth in any Inspection Report, no Seller has received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain (“Taking”) in connection with the Real Property and, to the Knowledge of Seller, no Taking has been threatened.

Section 3.15. Inventory. Seller has good title to the Inventory free and clear of any and all Liens (other than a customer’s rights in items being stored for such customer). The casket and vault Inventory does not consist of any material amount of items that are obsolete or damaged or items held on consignment. No Seller has acquired or committed to acquire or produce any casket or merchandise Inventory for sale which is not of a quality usable in the ordinary course of business within a reasonable period of time and consistent with past practice.

Section 3.16. Employment Matters.

(a) OSHA/ADA. Except as set forth on Schedule 10, there is no Proceeding pending with respect to Seller, and, to the Knowledge of Seller, no charge or claim has been made against Seller that has not been dismissed, discharged or otherwise fully resolved, under the Occupational Safety and Health Act (“OSHA”) or the Americans with Disabilities Act (“ADA”), Title VII of the Civil Rights Act or the Age Discrimination in Employment Act, and pertaining to the facilities and operations of the Business.

(b) Labor Relations. (i) No Seller is a party to any collective bargaining or union Contract, and no Seller is aware of any current union organization effort with respect to employees of the Business; (ii) there are no pending or unresolved unfair labor practice complaints from or with respect to any employees of the Business; (iii) since December 31,

2012, no Seller: (A) has received any written notice of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of the Business; and (B) has had an “employment loss” within the meaning of the WARN Act or any similar Law.

(c) Employees and Independent Contractors. Except as limited by any written employment or severance Contracts listed in Schedules 5 of Exhibit A and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each employee of the Business at will and without incurring any penalty or liability other than Retained Liabilities. Each Seller is in compliance with all Laws respecting employment practices, except where the failure to so comply would not have a Material Adverse Effect.

(d) Seller Employee Plans.

(i) With respect to the Seller Employee Plans, Seller and each ERISA Affiliate will have made, on or before the Closing Date, all payments (including premium payments with respect to insurance policies) required to be made by them on or before the Closing Date.

(ii) All of the Seller Employee Plans, other than any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), are, and have been, operated in compliance with their provisions and with all applicable laws, including ERISA and the Code, in all material respects. With respect to each of the Seller Employee Plans, other than any Multiemployer Plan, that is intended to be qualified under Section 401(a), each such plan is so qualified.

(iii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Seller or any ERISA Affiliate under any of the Seller Employee Plans, (B) increase any benefits otherwise payable under any of the Seller Employee Plans, or (C) result in the acceleration of the time of payment or vesting of any such benefits to any extent.

(iv) Seller is not obligated to contribute to any Seller Employee Plan that is a Multiemployer Plan.

Section 3.17. Contracts.

(a) Assumed Contracts. Except for the Assumed Contracts (copies of which have been delivered or made available to Buyer), neither any Seller, nor any Affiliate of Seller, is a party to or bound by any material Contract exclusively relating to the Assets or the Business. All of the Assumed Contracts are in full force and effect, and there exists no default or breach thereunder by Seller or, to the Knowledge of Seller, any other party thereto. Neither Seller nor any Affiliate has received any notice (written or oral) indicating the intention of any party to any Assumed Contract to amend, modify, rescind or terminate such Assumed Contract. All of the Assumed Contracts are in full force and effect and are enforceable against the Seller and any Affiliate that is a party thereto and, to the Knowledge of Seller, against all other parties thereto in accordance with their terms and applicable Laws. Notwithstanding anything to the contrary set forth in this Agreement, Seller does not represent or warrant that any employment agreement, independent contractor agreement or agreement not to compete (whether independent or contained in a separate agreement) will be enforceable by Buyer upon its assignment.

(b) Preneed Agreements. A copy of each Preneed Agreement being sold hereunder will be located on-site at each location, will be contained in one or more electronic files delivered to Buyer at Closing or will be provided to Buyer pursuant to the Data Conversion Agreement described in Section 5.35.

Section 3.18. Operations in Ordinary Course of Business. Since December 31, 2013, Seller has operated and conducted the Business in the ordinary and usual course consistent with past practices. Since December 31, 2013, there has been no material adverse change in the financial condition, assets, liabilities, or operations of the Business, nor have any events occurred, nor to the Knowledge of Seller does there exist any circumstances, which would constitute, either before or after the Closing, any such change, except for changes in management of the Business required by the Decision and Order. Without limiting the generality of the foregoing, since December 31, 2013, no Seller:

(a) sold, assigned, leased or transferred any of their assets, which are material to the Business singly or in the aggregate, other than assets sold or disposed of in the ordinary course of business, consistent with past practice;

(b) canceled, terminated, amended, modified or waived any material term of any Contract relating to the Business to which either of them is a party or by which either of them or any of their assets is bound providing for aggregate annual revenues to Seller in excess of $25,000;

(c) (i) increased the base compensation payable or to become payable to any of its employees or independent contractors, except for normal periodic increases in such base compensation in the ordinary course of business, consistent with past practices (including, without limitation, past practices with respect to amounts and timing), or increased benefits under any Seller Employee Plan, (ii) increased the sales commission rate payable or to become payable to any of its employees or independent contractors except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing) or except for temporary increases to incentivize sales, (iii) granted, made or accrued any loan, bonus, fee, incentive compensation (excluding sales commissions), service award or other like benefit, contingently or otherwise, to or for the benefit of any of its employees or independent contractors, except in the ordinary course of business consistent with past practices (including, without limitation, past practices with respect to amounts and timing) or temporary, nonmaterial bonuses and related awards to incentivize sales, or (iv) entered into any new employment, collective bargaining or consulting agreement or caused or suffered any written or oral termination, cancellation or amendment thereof (except for Assumed Contracts or with respect to any employee at will without a written agreement);

(d) executed any lease for real or personal property for the Business or incurred any Liability therefor except as otherwise disclosed herein;

(e) suffered any damage, destruction or loss (whether or not covered by insurance) affecting the Business or any assets used in the Business that would result, individually or in the aggregate, in a Material Adverse Effect on the Business; or

(f) mortgaged or pledged, or otherwise made or suffered any Lien (other than any Permitted Encumbrance) on, any material asset of the Business or group of assets that are material in the aggregate to the Business.

Section 3.19 Capitalization of the Pre-35 Funeral Home.

(a) The authorized capital stock of (or other equity securities of or units of interest in) the Pre-35 Funeral Homes is set forth on Schedule 11. All of the issued and outstanding shares of capital stock (or other equity securities of or units of interest in) of the Pre-35 Funeral Homes (“Pre-35 Funeral Home Equity”) are owned (beneficially and of record), free and clear of all

Liens, by the Seller listed on Schedule 11. To the Knowledge of Seller, there are no outstanding options (whether under an option plan or otherwise), rights (preemptive or otherwise), warrants, calls, convertible securities, commitments, Contracts or any other arrangements to which any Pre-35 Funeral Home is a party requiring or restricting the issuance, sale or transfer of any equity securities of or units of interest in any Pre-35 Funeral Home or any securities convertible directly or indirectly into equity securities of or units of interest in any Pre-35 Funeral Home or evidencing the right to subscribe for any equity securities of or units of interest in any Pre-35 Funeral Home, or giving any Person any rights with respect to the equity securities of or units of interest in any Pre-35 Funeral Home. To the Knowledge of Seller, there are no voting agreements, voting trusts, other agreements (including cumulative voting rights), commitments or understandings with respect to the equity securities of or units of interest in any Pre-35 Funeral Home. To the Knowledge of Seller, there are no bonds, debentures, notes or other obligations or securities of any Seller the holders of which have the right to vote with the equityholders (including any particular series or class thereof) of any Pre-35 Funeral Home on any matter submitted to a vote by such equityholders.

(b) The Pre-35 Funeral Home Equity has been duly authorized and validly issued and is fully paid and non-assessable.

(c) No Pre-35 Funeral Home owns, either directly or indirectly, of record or beneficially any shares or other equity interests in any corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust or other business entity related to, or in competition with, the Business.

Section 3.20 Schedules. Seller has provided to Buyer a complete and correct electronic copy of the Schedules to this Agreement as of the date hereof.

Section 3.21. No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE ASSETS ARE BEING PURCHASED AND TRANSFERRED TO BUYER “AS-IS”, “WHERE-IS” AND “WITH ALL FAULTS” AND IN THEIR PRESENT CONDITION, AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO MERCHANTABILITY OR THE QUALITY OR FITNESS OF THE ASSETS FOR THEIR INTENDED PURPOSES OR ANY PARTICULAR PURPOSE) WITH RESPECT TO SELLER,

THE BUSINESS, THE ASSETS, THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF THE BUSINESS, AND/OR THE ASSETS OR THE ASSUMED LIABILITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO (a) ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE BUSINESS, (b) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISORS WITH RESPECT TO THE BUSINESS, THE ASSETS, THE ASSUMED LIABILITIES OR THE CONTRACTS AND AGREEMENTS TO BE TRANSFERRED AND ASSUMED BY THE BUYER HEREUNDER, OR (c) EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE CONDITION OF THE ASSETS, INCLUDING WITHOUT LIMITATION, COMPLIANCE WITH ANY LAWS.

ARTICLE IV

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

Section 4.1. Authority. (a) Each Buyer is a limited liability company or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation with all requisite limited liability company power or corporate power, as the case may be, and authority to own and conduct the Business as it is now being conducted. The execution, delivery and performance of this Agreement by Buyer, have been duly authorized and consented to by the managers or directors, as applicable, of Buyer and no other or additional consent or authorization is required by law. Neither the execution and delivery of this Agreement by Buyer nor the performance by Buyer of the transactions contemplated hereby will (i) violate any provision of the organizational documents of Buyer, or (ii) violate or constitute an occurrence of default (with or without notice or lapse of time, or both) under any provision of, or conflict with, or result in acceleration of any obligation under, or give rise to a right by any party to terminate its obligations under, any material contract, sales commitment, purchase order, security agreement, mortgage, conveyance to secure debt, note, deed, loan, lien, lease, agreement, instrument, order, judgment, decree or other contract or arrangement to which Buyer is a party or by which it is bound. Buyer is not in violation of any of its organizational documents.

(b) Upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

Section 4.2. Datasite Access. Buyer acknowledges that prior to the execution hereof, it or its representatives have been given access to the Datasite to review the Schedules to this Agreement, which Schedules may be updated from time to time prior to Closing. Buyer acknowledges that changes to the Schedules that are posted to the Datasite shall constitute proper notice and Buyer’s knowledge of any such Schedule changes, provided that Seller provides written notice to Buyer at least one time per calendar week prior to the Closing Date summarizing any such changes during such week, subject to Buyer requesting that Seller provide the written notice described in this sentence if Buyer has not otherwise received such notice from Seller.

Section 4.3. [Intentionally Omitted].

Section 4.4. Adequacy. Buyer acknowledges that, to the Knowledge of the Buyer, the Assets transferred pursuant to this Agreement, together with the Buyer’s existing resources, enables Buyer to operate the Business as an ongoing entity and that no other assets are needed from Seller to do so.

Section 4.5. Buyer Brokers. The Buyer warrants that it has not engaged the services of a broker in relation with the transaction contemplated by this Agreement.

Section 4.6. Buyer’s Due Diligence. As of the Date of this Agreement, Buyer has received full access to all properties, books and records of the Business and Buyer has had a full opportunity to investigate the condition of the Business and the Assets, including but not limited to the Inspection Reports. Buyer has provided to Seller a complete and correct copy of all Inspection Reports received as of the date hereof. Any fact, matter, condition, deficiency, encumbrance, or encroachment reflected or referenced in an Inspection Report is hereby deemed accepted by Buyer and Buyer waives any claim to indemnification or any other remedy that it may have related thereto against Seller.

Section 4.7. Buyer’s Disclosure. As of the date of this Agreement and as of the Effective Time, to the Knowledge of Buyer, there is no event, fact, occurrence or failure to disclose on the part of the Seller or the Business that would result in the breach of any representation or warranty made by the Seller herein or that would have a Material Adverse Effect.

Section 4.8. Disclosure of Information/No Other Representations or Warranties. Buyer acknowledges that prior to the execution hereof, it or its representatives have been furnished with certain information regarding Seller and its business (including the Business and the contracts and agreements to be transferred to and assumed by Buyer hereunder), assets (including the Assets), results of operations and financial condition (including the Assumed Liabilities), and the most recently available information relating to the Preneed Agreements. Buyer acknowledges that, except as expressly set forth in this Agreement (including the Exhibits and Schedules hereto), neither Seller nor any of its Affiliates, managers, officers, employees, agents or representatives has or have made, or shall be deemed to have made, and neither Seller nor any of its Affiliates, managers, officers, employees, agents or representatives is liable for, or bound in any manner by, any representation or warranty as to the Buyer’s or Seller’s respective businesses, assets, results of operations or financial condition of the Businesses, Assets, Assumed Liabilities, Preneed Trust Funds, or contracts and agreements to be transferred to and assumed by Buyer hereunder. Moreover, Buyer acknowledges that it has not relied on any representation or warranty that is not expressly set forth in this Agreement.

Section 4.9. No Other Representations or Warranties by Buyer. Except as expressly stated in this Agreement, Buyer makes no other representation or warranty of any kind whatsoever.

ARTICLE V

Covenants

Section 5.1. Access to Business. From and after the date of this Agreement, upon receipt of reasonable advance written notice from Buyer, Seller will give Buyer and its representatives reasonable access to all on-site properties, books and records of the Business so that Buyer may have full opportunity to make such investigation as it shall desire to make of the affairs of the Business, provided that such investigation shall not unreasonably interfere with the operations of the Business.

Section 5.2. Conduct of Businesses Pending Closing. From and after the date of this Agreement and pending the Closing and except as otherwise permitted by this Agreement or as consented to by Buyer in writing, Seller covenants that:

(a) Seller will conduct the Businesses only in the ordinary course consistent with past practices which, without limitation, shall include compliance in all material respects with all applicable Laws, and the maintenance in force of all insurance policies; and

(b) Seller shall preserve its business organization intact and use commercially reasonable efforts to protect the goodwill of the Business and to maintain for the Businesses the current relationships of suppliers, customers and others having business relations with such Businesses.

(c) Seller shall maintain the Assets in their current state of repair, excepting normal wear and tear;

(d) Seller shall use commercially reasonable efforts to ensure that key employees and key independent contractors continue their association with the Business through the Closing Date; and

(e) No Seller shall engage in any practice, take, fail to take, or omit any action, or enter into any transaction, (i) of the kind described in Section 3.18 or (ii) which would make any of the representations and warranties in Article III not true.

Section 5.3. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all things necessary and appropriate to satisfy all conditions of and to consummate the transactions contemplated by this Agreement, including cooperating with the other parties to this Agreement.

Section 5.4. Further Assurances. From time to time after Closing, either party to this Agreement may request, and the other party will, without additional consideration, execute and deliver any additional instruments and take any other commercially reasonable actions as may be required to convey, assign, transfer and deliver the Assets and the Business to the Buyer and otherwise carry out the terms of this Agreement.

Section 5.5. Buyer’s Trustee and Trust Funds. (a) Prior to Closing, Buyer shall secure all licenses, permits and other governmental authorizations and approvals required by the States of Florida, North Carolina, Pennsylvania and Virginia, as applicable, as a prerequisite to Buyer selling Preneed Agreements or accepting funds paid by customers toward Preneed Agreements with the Business.

(b) Buyer shall, prior to Closing, select and designate a trustee or trustees (“Buyer’s Trustee”) that is qualified under applicable state law to receive all Preneed Trust Funds and/or Endowment Care Funds. At or prior to Closing, Buyer shall confirm in writing to Seller and Seller’s Trustees (as defined below) its compliance with the above requirements and acceptance by Buyer’s Trustee of its/their designation and appointment as such. At or prior to Closing, Buyer or Buyer’s Trustee shall also provide Seller’s Trustee with documents and information reasonably requested by Seller’s Trustee to effectuate the transfer of the Preneed Trust Funds and Endowment Care Funds.

(c) In the event that (i) the Trust Funds in the Trust Accounts are commingled with other trust funds of Seller, or their Affiliates and/or (ii) the Trust Funds relating to the Business are held pursuant to a trust agreement that also governs trust funds that do not relate to the Business, then Seller may, between the date of this Agreement and the Closing, segregate the funds in the Trust Accounts into separate trust accounts. Notwithstanding anything contained herein to the contrary, Buyer acknowledges that in the event that the Trust Funds in the Trust Accounts are commingled with other trust funds of the Seller, Seller is only conveying to Buyer, as a part of the Assets, only that portion of any commingled trust funds consisting of the Trust Funds attributable to the Business.

(d) Seller will transfer the SCI Virginia Trust Funds to a trust account designated by Buyer, in cash. Seller shall, within the first five (5) business days following the Closing, cause the trustees/escrow agents that hold the SCI Virginia Trust Funds (“Seller’s Trustees”) to deliver to Buyer’s Trustee, by wire transfer in accordance with the instructions from Buyer and/or

Buyer’s Trustee, approximately 90% of the value of the SCI Virginia Trust Funds (the “Initial Trust Delivery”), based on (i) the most recently obtained bank/trustee account statement for non-commingled SCI Virginia Endowment Care Trust Funds and (ii) a trust summary report of the SCI Virginia Preneed Trust, in either case dated within 60 days prior to Closing. On or before the 90th day following Closing, Seller shall cause to be delivered to Buyer’s Trustee, by wire transfer in accordance with instructions from Buyer and/or Buyer’s Trustee, the remaining SCI Virginia Trust Funds (the “Final Trust Delivery”, and herein together with the Initial Trust Delivery, the “Post-Closing Trust Delivery”), and shall contemporaneously provide to Buyer a written reconciliation of the amounts making up the Final Trust Delivery, including designation of the specific Preneed Agreements to which the various delivered amounts are attributable

(e) As soon as practicable after Closing (but in no event later than ten (10) business days after Closing), Seller will transfer the assets contained in the Stewart Business Trust Funds to a trust account designated by Buyer. Buyer acknowledges that the value of the total assets contained in the Stewart Business Trust Funds may vary from the total of the amounts originally trusted in respect thereof as well as the trust balance reflected on Schedule 8 to Exhibit A.

(f) Buyer shall take all steps necessary to ensure that on the Closing Date, Buyer’s Trustee is prepared to accept all Preneed Trust Funds and/or Endowment Care Funds. Should Buyer fail to designate a qualified Trustee or to otherwise accept the transfer of the Preneed Trust Funds and Endowment Care Funds within thirty (30) days after Seller has provided Buyer notice that Seller is prepared to transfer the Preneed Trust Funds and Endowment Care Funds (“Notice Period”), Seller may continue to administer the Preneed Trust Funds and Endowment Care Funds and Buyer shall pay to Seller $250.00 as an administration fee for each day that Seller continues to administer the Preneed Trust Funds or Endowment Care Funds after the Notice Period.

(g) Until the cash in the SCI Virginia Trust Funds and the assets in the Stewart Business Trust Funds are initially transferred to Buyer, Seller may continue to make withdrawals from the Retained Trust Funds for legally and contractually allowed amounts, proper withdrawals for accrued Endowment Care Funds income through the Effective Time, or other appropriate withdrawals, all in accordance with applicable Laws.

(h) Prior to the transfer of the Retained Trust Funds, Seller shall cause to be computed (for payment to the applicable Tax authorities) such Taxes as are due on income earned (and recognized) by the Pre-Need Trust Funds and the Endowment Care Funds. Seller and Buyer shall cause to be retained/withdrawn such Tax amount from the Retained Trust Funds prior to their delivery to Buyer’s Trustee; provided, however, if such computation cannot be promptly concluded, Seller and Buyer shall in good faith estimate the Tax liability and the Retained Trust Funds less the estimated Tax liability shall be delivered to Buyer’s Trustee. If such estimated Tax liability was too low, Buyer shall pay to Seller such deficiency from the Retained Trust Funds, and if such estimate was too high, Seller shall pay to Buyer such excess from Seller’s funds.

(i) Notwithstanding anything to the contrary, but except as contemplated/allowed in (g) and (h) preceding, after the Closing, no Seller shall be entitled to receive any amounts from, or with respect to, the Endowment Care Funds.

(j) Prior to the transfer of the Retained Trust Funds, Buyer shall permit Seller reasonable access to the books and records of the Business as shall be reasonably necessary for Seller to properly make the withdrawals and deposits to the Retained Trust Funds as are contemplated in (g) and (h) above.

Section 5.6. Adjustments to Trusts. At any time prior to the initial transfer of the Preneed Trust Funds and/or Endowment Care Funds pursuant to Section 5.5 above, Seller may, in its sole discretion, make the following adjustments:

(a) Consistent with the ordinary course of business as to each Trust Fund, deposit funds for newly sold Preneed Agreements or collected receivables relating to Preneed Agreements required to be deposited by applicable law;

(b) Make withdrawals from Trust Funds as Preneed Agreements are serviced, canceled or otherwise terminated; and

(c) Deposit to the Trust Funds any amount by which the aggregate funds held in those trust funds is less than the amount required to be held in each such trust by applicable law.

Section 5.7. [intentionally omitted]

Section 5.8. Post Closing Access and Cooperation. Following Closing, Buyer shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successor, assignee or subsequent purchaser or owner of the Business or all or any portion of the Assets to:

(a) maintain the On-Site Documents for the greater of ten (10) years or any period required by any applicable Law; and

(b) cooperate with Seller (and Seller shall cooperate with Buyer and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns to cooperate with Buyer) in connection with the resolution of any ongoing or future litigation, regulatory matter, Tax filing, consumer complaint, or any other matter related to the operation of the Business prior to the Effective Time or for any matter arising after the Effective Time for which either party may be obligated to indemnify the other (“Post Closing Matters”). Such Cooperation will include, but is not limited to, (i) providing merchandise and services to resolve any such Post Closing Matter, and (ii) providing Seller and its counsel, accountants and other authorized representatives, reasonable access to (1) the Business facilities during normal business hours, (2) all Documents for the purpose of review, extraction and photocopy, and (3) Business personnel for the purpose of interview and/or deposition. Buyer shall be entitled to reimbursement only for its actual out-of-pocket costs associated with providing Seller assistance in accordance with this Agreement. For the avoidance of doubt, Section 5.29 shall govern the resolution of Burial Issues (as defined therein).

(c) Following Closing, Seller shall, and shall cause its employees, Affiliates, employees of its Affiliates and any successors and assigns, to maintain all off-site physical business books, documents, records, files databases and reports relating to the Assets or the Business that are beneficial and useful to Buyer in continuing the Business (collectively, the “Off-Site Documents”), and to provide copies thereof to Buyer and its employees and agents from time to time upon request, for the greater of ten (10) years or any period required by any applicable Law.

Section 5.9. Post Closing Transfers. Immediately after Closing, Buyer shall cause financial responsibility for all utilities, internet services, facsimile numbers, wired telephone numbers and listings, and any other third party services used in the Business (“Third Party Services”) to be transferred to the Buyer. In addition, Buyer shall, within a commercially reasonable time, submit to the appropriate governmental agency the vehicle title transfer forms necessary to transfer ownership of the Seller owned vehicles listed on Schedule 3 to Exhibit A to the Buyer or Buyer’s designee. Should financial responsibility for Third Party Services fail to be transferred within thirty (30) days after the Closing Date, the Seller may terminate those Third Party Services without liability of any kind to Buyer.

Section 5.10. Accounts Receivable. The parties anticipate that subsequent to Closing: (a) Seller may receive payments of accounts receivable that are included in the Assets purchased by Buyer hereunder and (b) Buyer may receive payments of accounts receivable related to Preneed Agreements that have matured and have been serviced by the Business prior to the Effective Time that are not included in the Assets. Each party shall notify the other party upon receipt of any such payments and shall promptly account for and transmit such payments to such other party.

Section 5.11. Signage. Buyer agrees to remove, or permanently cover up, any signs or other logos used in the operation of the Business containing the Dignity, Dignity Memorial, Service Corporation International, SCI, Alderwoods or Stewart Enterprises, Inc. names or symbols within a reasonable time after the Closing Date, not to exceed sixty (60) days. Effective as of the Closing Date, Seller grants to Buyer a non-exclusive, fully paid-up license to use Seller’s trademark registration number 2,946,401 registered with the U.S. Patent and Trademark Office (the “Trademark”) in the Business for a period of two (2) years after the Closing Date. After the end of the two (2) year period, Buyer shall remove or permanently cover up any signs or other logos containing the Trademark.

Section 5.12. Public Announcements. Prior to the Closing Date and except as may be required by applicable Law or the rules of any Governmental Entity or stock exchange, neither Buyer nor Seller will issue any press release or make any public statement relating to the transactions contemplated by this Agreement, and, after the Closing Date, Buyer and Seller will consult and agree in writing, such agreement not to be unreasonably withheld, prior to the issuance of any such press release or making of any such public statement.

Section 5.13. No Solicitation. For a period of two (2) calendar years after the Closing Date, neither the Seller nor any of its affiliates shall solicit to employ any individual who is an employee of the Business, as reflected on Schedule 6 to Exhibit A (“Business Employee”), unless such Business Employee is not offered a position with Buyer or such Business Employee’s employment is terminated by the Buyer; provided, however, that Seller and its affiliates may, without violating this Section 5.13, (i) hire a Business Employee who responds to a published general solicitation of employment in any newspaper, magazine, trade publication or other media not targeted specifically at Business Employees, and (ii) hire a Business Employee who applies for employment with any Seller, so long as such employee was not solicited by such Seller, or its affiliates, in violation of this section.

Section 5.14. Employee Retention and Hiring. No later than seven (7) business days prior to the Closing Date, Buyer shall provide to Seller the names of the employees of Seller or its Affiliates employed directly in connection with the operation of the Business to which Buyer intends to make an offer of employment. Employees who accept such offers of employment and become employees of Buyer as of the Effective Time shall be referred to as (“Rehired Employees”). Effective as of the Effective Time, all Rehired Employees shall become employees of Buyer and shall cease to be employees of Seller. Buyer shall be solely liable for all liabilities and obligations arising out of the employment of such Rehired Employees that arise after the Closing. Buyer shall also be solely liable for all liabilities that may arise out of any allegation of discrimination related to Buyer’s decision not to hire or retain any employees of Seller or its Affiliates that are employed directly in connection with the operation of the Business and that are not Rehired Employees.

Section 5.15. Accrued Vacation. Buyer and Seller agree that if and to the extent that an employee of the Seller accepts employment with Buyer effective as of the Closing Date, Buyer shall assume all accrued but unused and unpaid vacation time of such Rehired Employee in connection with Buyer’s employment of such Rehired Employee, to be used by such Rehired Employee in accordance with Buyer’s vacation policy.

Section 5.16. Return of Excluded Assets. Immediately following Closing, Buyer shall return to Seller, at Seller’s expense, all Excluded Assets.

Section 5.17. Pre-Closing Regulatory Approvals. Each party shall use its commercially reasonable efforts to (a) prepare and furnish all necessary applications, information and documentation required of such party to obtain all United States federal, state, local or other regulatory approvals required to complete the transaction contemplated herein (“Regulatory Approvals”), including but not limited to, furnishing all information requested by the Federal Trade Commission (“FTC”) pursuant to the Decision and Order, no later than fifteen (15) days from the date of this Agreement; (b) take all other actions that may be necessary to demonstrate to the FTC and any other regulatory authority that must provide a Regulatory Approval that the Buyer is an acceptable purchaser of the Assets and Business, and that Buyer will effectively compete using the Assets; (c) obtain all Regulatory Approvals; and (d) assist Seller in causing the Decision and Order to become final without modification.

Section 5.18. Post Closing Regulatory Approvals. Buyer shall secure all regulatory approvals that must be completed post-Closing in order that Buyer may properly and legally operate the Business.

Section 5.19. Regulatory Acknowledgement. The parties hereby acknowledge and agree that the risk of unanticipated additional terms or conditions being imposed by regulatory authorities or other government entities is beyond the control of Seller.

Section 5.20. Third Party Consents. Seller shall use its commercially reasonable efforts to obtain, and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in obtaining, the third party consents and approvals necessary to consummate the transactions contemplated by this Agreement, including without limitation the consents set forth on Exhibit F (collectively, the “Required Consents”). For the avoidance of doubt, the Required Consents do not include the Regulatory Approvals.

Section 5.21. Decision and Order. Seller hereby grants to Buyer any of the rights that it is required to grant to Buyer pursuant to the Decision and Order.

Section 5.22. Dignity Memorial/Key Memories Benefits. Seller shall make available to Buyer the Dignity Memorial and Key Memories benefits listed on Exhibit D, for the prices listed on Exhibit D after the Closing, solely to allow Buyer to service Preneed Agreements written prior to the Closing Date that may include Dignity Memorial or Key Memories products that the Buyer may not reasonably obtain or provide on its own. The prices for the items referenced on Exhibit D will increase each year on the anniversary of this Agreement by four percent (4%).

Section 5.23. Bulk Sales. Buyer and Seller each waive compliance by the other with the applicable provisions of any so-called “bulk sales law,” or similar law, of any jurisdiction (if and to the extent applicable to the transactions contemplated hereby).

Section 5.24. Disclosure Schedules. At least five (5) business days prior to the Closing Date, the Schedules shall be delivered by Seller to Buyer on a compact disk.

Section 5.25. Confidentiality. All information obtained by the parties pursuant to this Agreement shall be subject to that confidentiality agreement executed by Service Corporation International and Stewart Enterprises, Inc. on behalf of Seller on November 21, 2013 and StoneMor Partners, LP, 2013 on behalf of Buyer on November 21, 2013 (the “Confidentiality Agreement”).

Section 5.26. Financing. Buyer shall use its best efforts to obtain, no later than twenty (20) business days following the receipt of the Regulatory Approvals referenced in Section 5.17,

financing with net proceeds to Buyer sufficient to fund the Purchase Price. Buyer agrees that the provisions of this Section 5.26 shall not be affected by a decision to proceed or not to proceed with any other transaction to which Buyer is a party.

Section 5.27. Title to Real Estate. Buyer accepts all matters affecting the Real Property and the title thereto reflected in the Pro Forma Policies and the Surveys.

At Closing or as soon thereafter as practicable, the Title Company shall issue, one-half at Buyer’s expense and one-half at Seller’s expense, its title insurance policies consistent with its Pro Forma Policies.

Section 5.28. Cooperation Regarding Financial Information. After the Closing, without limiting the generality of any other provision of this Agreement, and without further consideration, Seller shall, and shall cause their respective Affiliates to, provide reasonable cooperation (including reasonable access to Seller’s files, records and employees) to Buyer and its agents and representatives (including Buyer’s external auditors) in connection with the preparation and audit of financial statements and financial information and disclosures relating to the Business and the Assets, as applicable. Buyer shall reimburse Seller for any reasonable out-of-pocket costs incurred by Seller.

Section 5.29. Wrongful Burial Resolution. Buyer recognizes that issues or problems may arise that relate to the term of Seller’s ownership of the Business and that result from garden mapping, pinning, surveying and layout, installation of lawn crypts or vaults, burial practices the size of burial spaces, burials that were misplaced, improperly recorded or that cannot otherwise be properly accounted for (“Burial Issues”). With respect to Burial Issues hereafter discovered, Buyer agrees to use commercially reasonable efforts consistent with current cemetery standards and practices, including utilization of Buyer employees, equipment, merchandise and other available lands within the affected cemetery(ies), at Buyer’s sole cost, except as set forth below, to resolve promptly such Burial Issues and to mitigate the third party claims by customers of the cemeteries and their families. Notwithstanding the foregoing in the event Buyers’ actual out of pocket costs associated with resolving any individual Burial Issue exceeds $10,000 (the “Individual Burial Issue Threshold”), Seller shall be solely responsible for any of Buyers’ actual out-of-pocket costs in excess of $10,000 with respect to any such individual Burial Issue. For purposes of this Section 5.29, Buyers’ actual out of pocket costs shall include the following costs: Buyers’ (a) actual cost of third party merchandise or services, (b) actual labor cost for service provided and (c) cost of goods sold for cemetery property, including burial spaces. In the event that at any cemetery included in the Business, Buyer uses more than an aggregate of 50 burial spaces to resolve Burial Issues: (X) Seller shall make available alternate comparable burial spaces in any of its cemeteries included in a SCI Business Package (as hereinafter defined) that are located in the same trade area as the affected cemetery, if a consumer affected by a Burial Issue elects to choose a replacement space in any such SCI Business Package cemetery or (Y) in the event that the consumer does not elect to choose a replacement space in any such SCI Business Package cemetery and Buyer provides a burial space at its cemetery, Seller shall reimburse Buyer for such burial space at such cemetery at Buyer’s cost of goods sold for such burial space (regardless of whether any such individual excess Burial Issue exceeded the Individual Burial Issue Threshold).

Section 5.30. Like-Kind Exchange. Seller or Buyer may desire to consummate the sale or purchase of the Real Property as a like-kind exchange within the meaning of 1031 of the Internal Revenue Code of 1986, as amended (“1031 Election”) and the regulations promulgated thereunder. Seller and Buyer agree to cooperate with the other in this regard and shall, at Seller or Buyer’s request, execute and deliver such documents, instruments and agreements as may be necessary therefor or related thereto to the extent consistent with applicable Law; provided, however, Seller and Buyer shall not be obligated to accept title to any other land or property other than the Property or to incur any additional costs or expenses associated with any such 1031 Election or delay the Closing.

Section 5.31. Bonded Preneed Agreements. Buyer acknowledges that performance of the Bonded Preneed Agreements is guaranteed by a performance bond and there are no trust funds or insurance policies to service those Preneed Agreements. Buyer agrees to perform those Bonded Preneed Agreements at its sole cost on behalf of Seller. Seller shall, after closing, at its sole cost, cause an Affiliate or Affiliates authorized under Florida Law to maintain performance bonds, to maintain a performance bond guaranteeing the performance of those Bonded Preneed Agreements in an amount required by applicable law. Buyer agrees that at the end of each June, September, December and March, until all Bonded Preneed Agreements are serviced by Buyer, that Buyer will provide notice of each Bonded Preneed Agreement serviced by the Buyer in the preceding calendar quarter so that Seller may adjust its performance bond accordingly. Buyer agrees to promptly provide all information requested by Seller to satisfy Seller’s regulatory reporting requirement related to Bonded Preneed Agreements.

Section 5.32. Post-Closing Tax Matters.

(a) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Pre-35 Funeral Homes for all Tax periods ending on or prior to the Effective Time (“Pre-Closing Tax Periods”) which are required to be filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Seller will include the operations of the Pre-35 Funeral Home. Seller shall pay to (or as directed by) Buyer any Taxes of the Pre-35 Funeral Homes for all Pre-Closing Tax Periods to the extent such Taxes have not already been paid by the Pre-35 Funeral Homes prior to the Closing Date, and such payments shall be made in each applicable case within five days after the date when Buyer notifies Seller of an amount of such Taxes that is payable to the relevant Taxing Authority. Subject to the foregoing, and for the avoidance of doubt, Seller shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns with respect to the Business for all periods up through the Effective Time and shall make timely payment of any Taxes owed with respect thereto to the applicable Taxing Authorities.

(b) Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Pre-35 Funeral Home for Tax periods which begin before the Effective Time and end after the Effective Time (“Straddle Tax Periods”). Seller shall pay to Buyer an amount equal to the portion of such Taxes which relates to the portion of such Straddle Tax Period ending on the Effective Time. Any such payment for Taxes for any Straddle Tax Period shall be made by Seller to Buyer within five days after the date when Buyer notifies Seller of an amount of such Taxes that is payable to the relevant Taxing Authority. For purposes of this Section 5.28(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Effective Time shall (i) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Time and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective

Time. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Effective Time. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by applicable Law) of the Pre-35 Funeral Homes.

Section 5.33. Davis Trade Name Use. Buyer may utilize the Trade Name “Davis,” in the operation of the business located at 1730 W. English Road, High Point, North Carolina 27262, for a period of up to twelve (12) months from the Closing Date.

Section 5.34. Forest Hills Trade Name Use. Seller may utilize the Trade Name Forest Hills for the funeral homes located at 1170 Southwest Bayshore Boulevard, Port St. Lucie, Florida 34983 and 6801 Southeast Federal Highway, Stuart, Florida 34997, for a period of up to twelve (12) months from the Closing Date.

Section 5.35. Data Conversion Agreement. At Closing, the parties agree to enter into a Data Conversion Agreement in form substantially similar to that form attached as Exhibit G.

Section 5.36. Option Release. As a condition to closing, Seller shall terminate and release any and all option rights with respect to real property at Graceland East Memorial Park, South Carolina (the “Option Release”), including: (a) that certain Option Contract (Graceland East) between StoneMor South Carolina LLC, a South Carolina limited liability company, as Optionor, and SCI South Carolina Funeral Services, Inc., a South Carolina corporation, as Optionee, dated as of December 18, 2007, as evidenced by that certain Memorandum of Option, dated as of December 18, 2007, effective as of December 21, 2007, recorded in the Recorder’s Office of Greenville County, South Carolina, on February 25, 2008, in Book 2313, Page 1849, as Inst. No. 2008016996 (the “First Purchase Option”) and (b) that certain Second Option Contract (Graceland East) between StoneMor South Carolina LLC, a South Carolina limited liability company, as Optionor, and SCI South Carolina Funeral Services, Inc., a South Carolina corporation, as Optionee, dated as of April 21, 2009, and any recordings thereof (the “Second Purchase Option”). Seller shall execute such documentation as deemed reasonably necessary by Buyer to terminate such options and to release such options from the land records of Greenville County, South Carolina.

Section 5.37. Purchase Price Adjustment. Buyer acknowledges that the Option Release referenced in Section 5.36, the current Purchase Price and the Purchase Price Adjustment constitute full and final settlement and satisfaction of: (a) all matters reflected on any Inspection Report; and (b) any inaccuracy in any representation, warranty or report provided by Seller to Buyer as of the date hereof in regard to: (i) the number of developed, undeveloped or developable acres of land in any cemetery included in the Business, (ii) the market value (including losses) of the assets held in the Stewart Business Preneed Trust Funds and/or Endowment Care Funds and any inconsistencies in the market value of the Stewart Business Preneed Trust Funds and/or Endowment Care Funds and the stated trust fund balances (“Purchase Price Adjustment Matters”). Buyer waives any claim for indemnification or any other cause of action arising pursuant to this Agreement in relation to any Purchase Price Adjustment Matters. Nothing in this Section shall affect the obligations of Seller under Section 6.5(c).

ARTICLE VI

Conditions to Respective Obligations of Buyer and Seller

The respective obligations of Buyer and Seller under this Agreement are subject to the following conditions:

Section 6.1. Representations and Warranties True When Made and At Closing.

(a) Solely with respect to Seller’s obligations to close this Agreement, all of the representations and warranties of Buyer shall be true in all material respects as of the date of this Agreement and on the Closing Date.

(b) Solely with respect to Buyer’s obligations to close this Agreement, the representations and warranties of Seller shall be true in all material respects as of the date of this Agreement and on the Closing Date (unless made as of another designated date, which as of the Closing shall remain true and correct in all material respects as of such designated date) except for instances where the failure of such representations to be true (including, without limitation, as shown by Buyer’s audits of the financial statements of the Business), taken in the aggregate (and without giving effect to any “materiality” or “Material Adverse Effect” qualifier), would not have a Material Adverse Effect.

Section 6.2. Regulatory, Third Party Approvals and Permits. At or prior to Closing, all Regulatory Approvals and Required Consents shall have been obtained and, solely with respect to Buyer’s obligations to close this Agreement, Buyer shall have obtained all material Permits required for the operation of the Business.

Section 6.3. Performance of Obligations.

(a) Solely with respect to Seller’s obligations to close this Agreement, the performance of the obligations and covenants of the Buyer that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

(b) Solely with respect to Buyer’s obligations to close this Agreement, the performance of the obligations and covenants of Seller that are required to be discharged prior to or on the Closing Date shall be discharged in all material respects prior to or on the Closing Date.

Section 6.4. No Order. No Law, order or judgment shall have been enacted, entered, issued or promulgated by any Governmental Entity, arbitrator or mediator, which challenges, prohibits, restricts or enjoins the consummation of the transactions contemplated hereby, nor shall there be pending or threatened, any action, suit or proceeding by or before any Governmental Entity, arbitrator or mediator, challenging any of the transactions contemplated by this Agreement, seeking monetary relief by reason of the consummation of such transactions or seeking to effect any material divestiture or to revoke or suspend any material Contract or Permit of the Business by reason of any or all of the transactions contemplated by this Agreement.

Section 6.5. Delivery of Signed Documents.

(a) Solely with respect to Seller’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Buyer and delivered to Seller. In addition, Buyer shall provide Seller with complete and correct copies of any updates to any Inspection Reports.

(b) Solely with respect to Buyer’s obligations to close this Agreement, this Agreement and all other agreements, certificates and other instruments of transfer, conveyance and assignment and other documents deemed necessary pursuant to Section 2.2 shall have been executed (and notarized, if applicable) by Seller and delivered to Buyer.

(c) With respect to Roberts Funeral Home, Downtown Chapel, FL, Roberts Funeral Home, Bruce Chapel East Funeral Home, FL and Floral Garden Memorial Park, North Carolina (collectively, the “Additional Tract Sites”), Seller acknowledges that Buyer is continuing to complete its due diligence on certain additional parcels of land to be included, respectively, as part of the Additional Tract Sites, and that, notwithstanding anything to the contrary herein, Buyer shall be entitled to object to any material title, zoning, survey, environmental or other property conditions related to said additional tracts of land that are discovered within twenty (20) days after the date of this Agreement. Buyer and Seller shall work in good faith to promptly resolve any material items discovered by StoneMor, including, for example, resolution of the material items, removal of the parcel from the Purchased Assets for an agreed upon adjustment to the Purchase Price or post-closing resolution.

Section 6.6. Delivery of Purchase Price. Solely with respect to Seller’s obligations to close this Agreement, the Purchase Price shall have been paid by Buyer in accordance with Section 1.3 via wire transfer of immediately available funds to an account designated by Seller.

Section 6.7. Lender Consents; Financing. Solely with respect to Buyer’s obligations to close this Agreement:

(a) All consents required to have been made, obtained or given by Buyer’s lenders, have been obtained, with no conditions unacceptable to Buyer, in Buyer’s reasonable discretion, and such consents shall be in full force and effect; and

(b) Buyer shall have obtained financing for the Purchase Price on terms satisfactory to Buyer in Buyer’s reasonable discretion.

Section 6.8. Material Adverse Change. Solely with respect to Buyer’s obligations to close this Agreement, there shall have been no Material Adverse Change from December 31, 2013 to the Closing Date. For purposes hereof, a Material Adverse Change shall be deemed to have occurred if any of the Pennsylvania Business, the North Carolina Business, the Virginia Business, or the Florida Business (each a “Business Package” and collectively, the “Business Packages”): (a) experience a decrease in Calls (as hereinafter defined) during the period beginning on April 1, 2014 and ending on the Closing Date (“2014 Calls”) when compared as a percentage to the Calls of that Business Package during the same period in 2013 (“2013 Calls”) (the “Decreased Call Percentage”), (b) the Decreased Call Percentage is greater than 25%, (c) the Decreased Call Percentage is adjusted to subtract from the Decreased Call Percentage any SCI Decreased Call Percentage from the comparable SCI Business Package, meaning the decrease in the number of Calls performed by the comparable SCI Business Package (as defined on Exhibit H) during the period beginning on April 1, 2014 and ending on the Closing Date (“SCI 2014 Calls”) when compared as a percentage to the Calls of the comparable SCI Business Package during the same period in 2013 (“SCI 2013 Calls”) (the “Adjusted Decreased Percentage”) and (d) the Adjusted Decreased Percentage is greater than 25% (a “Business Package MAC”)1; provided, however, that, in the event of a Business Package MAC, (X) Buyer would still be obligated to close this Agreement with respect to each of the other Business Packages that do not experience a Business Package MAC, and (Y) Buyer may elect to exclude the Business Package that had the Business Package MAC from the Assets to be purchased hereunder and deduct from the Purchase Price the amount allocated to such Business Package set forth on Exhibit H, and all of the respective assets and liabilities of such Business Package shall for all purposes hereunder be Excluded Assets and Excluded Liabilities. “Calls” means the number of (i) at-need funeral services and (ii) cemetery interments performed by a Business Package or SCI Business package, as applicable. For the avoidance of doubt, the performance of both an at-need funeral service and a cemetery interment for the same customer shall count as two (2) Calls. Seller shall provide to Buyer: (I) monthly reports showing the number of Calls by Business Package and by SCI Business Package between April 1, 2014 and the Closing Date and (II) a report (which shall be current as of not more than two (2) business days prior to the date that Buyer provides the Financing Notice, as hereinafter defined) of the 2014 Calls, 2013 Calls, SCI 2014 Calls and SCI 2013 Calls within two (2) business days after the date that Buyer has provided written notice (the “Financing Notice”) to Seller that it expects to receive its financing pursuant to Section 5.26.

ARTICLE VII

Termination

Section 7.1. Termination of Agreement. The parties may terminate this Agreement only as provided below:

(a) Mutual Consent. The Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Termination by Seller. The Seller may terminate this Agreement prior to Closing by written notice to Buyer (i) if any Regulatory Approvals required by Section 6.2 are not obtained on or before Monday, June 30, 2014 (the “Outside Date”), so long as Seller has

[1]

By way of illustration and not of limitation, if the 2014 Calls are 1000 and the 2013 Calls are 850 (850/1000-1 = -.15%). The 15% decrease is less than 25% and there is no Business Package MAC. If the 2014 Calls are 1000 and the 2013 Calls are 650 (650/1000-1 = -.35), the 35% decrease is greater than 25% and is therefore adjusted to subtract any SCI Decrease Call Percentage. For example, if the Decreased Call Percentage is 35% and the corresponding SCI Decreased Call Percentage is 12%, (35%-12% = 23%) then there is no Business Package MAC.

expended commercially reasonable efforts to obtain such approvals to the extent required by this Agreement, provided, however, that if the Closing has not occurred on or before the Outside Date because the Regulatory Approvals required by Section 6.2 are not yet obtained on or before the Outside Date, either party may, upon notice to the other party, extend the Outside Date one time by thirty (30) days and provided, further, however, that, notwithstanding anything in this clause (i) to the contrary, if the Regulatory Approval of the FTC required by Section 6.2 has been obtained on or before the Outside Date (as it may be extended pursuant to this clause), then the Outside Date shall be the later of (X) the then existing Outside Date (as it may be extended pursuant to this clause) or (Y) twenty (20) business days after the date of such Regulatory Approval, (ii) if at any time the Buyer is in material breach of any of its representations, warranties, covenants or obligations under this Agreement (other than the covenant set forth in Section 5.26), which breach cannot be or has not been cured within thirty (30) calendar days after the Seller has given written notice of such material breach to Buyer, (iii) if the FTC conditions its approval of this Agreement or the transaction contemplated hereby in a manner that has a material adverse effect on the benefits that Seller expects to derive from the transaction contemplated by this Agreement or the FTC staff advises the parties that Buyer is not an acceptable purchaser of the Assets or that the Agreement is not acceptable, and despite the parties’ good faith efforts to modify such agreement, negotiations with the FTC staff have terminated without a mutually acceptable resolution, (iv) if Buyer has not obtained its financing pursuant to Section 5.26 by twenty (20) business days after all Regulatory Approvals have been obtained, or (v) if for any other reason, the Closing shall not have occurred on or before the Outside Date other than due to the breach or default of Seller of its obligations under this Agreement.

(c) Termination by Buyer. The Buyer may terminate this Agreement prior to Closing by written notice to Seller (i) if any Regulatory Approvals and Required Consents required by Section 6.2 are not obtained on or before the Outside Date, so long as Buyer has expended commercially reasonable efforts to obtain such approvals to the extent required by this Agreement, (ii) if the FTC conditions its approval of this Agreement or the transaction contemplated hereby in a manner that has a material adverse effect on the benefits that Buyer expects to derive from the transaction contemplated by this Agreement or the FTC staff advises the parties that Buyer is not an acceptable purchaser of the Assets or that the Agreement is not acceptable, and despite the parties’ good faith efforts to modify such agreement, negotiations with the FTC staff have terminated without a mutually acceptable resolution, (iii) if at any time the Seller is in breach of any of its representations, warranties, covenants or obligations under this Agreement, which breach has a Material Adverse Effect, and such Material Adverse Effect cannot be or has not been cured within thirty (30) calendar days after the Buyer has given written notice of such material breach to Seller, (iv) if Seller modifies the Schedules to Exhibit A outside of the ordinary course of business and such modification has a Material Adverse Effect, (v) if Seller has experienced a Material Adverse Change as determined pursuant to Section 6.8 or (vi) if for any other reason, the Closing shall not have occurred on or before the Outside Date other than due to the breach or default of Buyer of its obligations under this Agreement.

(d) Break-up Fee. In the event that (i) this Agreement is terminated by Seller in accordance with Section 7.1(b)(iv) and (ii) Buyer is in breach of its covenant in Section 5.26, Buyer shall be obligated to pay Seller a break-up fee of One Million Dollars ($1,000,000) (the “Break-Up Fee”). The parties agree that the Break-Up Fee is reasonable.

(e) Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1(a) through (c) above, this Agreement shall forthwith become void and have no effect, and be without liability on the part of any party or its affiliates, directors, officers or stockholders, except that (i) Buyer’s obligation to pay the Break-Up Fee in any applicable circumstance shall survive such termination, (ii) Sections 5.25 (Confidentiality), 8.6 (Dispute Resolution) and Article IX hereof, shall survive such termination and (iii) no party shall be relieved of liability under, and as provided in, this Agreement for a breach of this Agreement occurring prior to such termination, or for a breach of any provision of this Agreement which specifically survives termination hereunder; provided, however, that in the event of any termination of this Agreement, the Break-Up Fee shall be the sole and exclusive remedy available to Seller for any breach of Section 5.26.

ARTICLE VIII

Survival of Representations, Warranties

and Covenants; Indemnification

Section 8.1. Nature of Representations. For purposes of this Agreement, the contents of all Exhibits, certificates, Schedules, and other items incorporated herein by reference shall, in addition to the representations and warranties made in this Agreement, constitute representations and warranties made in this Agreement by Seller or Buyer, as the case may be.

Section 8.2. Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and obligations of the parties made in this Agreement shall survive Closing, as follows:

(a) The representations and warranties set out in Sections 3.1(Organization; Standing; Authorization; Capacity), 3.3 (Tax Matters), 3.5(a) (Title to Assets), 3.10 (Preneed and Trust Accounts and Endowment Care Funds), 3.14(e) (Real Estate Taxes) (claims with respect to any of the foregoing representations and warranties referred to herein as “Special Claims”) and 4.1 (Authority), for a period equal to the statute of limitations pertaining to written agreements in the State of Delaware;

(b) All other representations and warranties made in this Agreement, for a period of two (2) years following Closing;

(c) All covenants, agreements and obligations made in this Agreement which by their terms, are required to be performed at or prior to Closing, for a period of one (1) year following Closing, all other covenants, agreements and obligations made in this Agreement, except for the Special Covenants (as hereinafter defined), for a period equal to the statute of limitations pertaining to written agreements in the State of Delaware, unless otherwise specified herein; and

(d) Buyer’s assumption of the Assumed Liabilities set forth in Section 1.4.1, Seller’s retention of the Retained Liabilities in Section 1.4.2 and the covenants set forth in Section 5.8 (Post Closing Access and Cooperation), Section 5.29 (Wrongful Burial Resolution), Section 5.31 (Bonded Preneed Agreements) and Section 5.32 (Post-Closing Tax Matters) (collectively the “Special Covenants”), and Section 9.4 (Seller’s Broker), without limitation.

Notwithstanding anything else herein to the contrary, the indemnification obligations set forth in this Article VIII for breaches of representations and warranties and covenants shall remain in full force and effect until the expiration of the applicable survival date for such representations and warranties and covenants.

Section 8.3. Indemnification by Seller. (a) Seller agrees to indemnify and hold Buyer, its Affiliates, and their respective officers, directors and employees, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by the Seller of any covenant or agreement of the Seller contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by the Seller herein (unless such breach of warranty or inaccurate or erroneous representation was actually known by a Buyer Representative after reasonable inquiry to exist prior to the date of this Agreement or relates to any Purchase Price Adjustment Matter); provided, however, that Seller shall be responsible for any breach of any representation or warranty that was made as of the date of this Agreement (unless made as of another prior designated date, then as of such date) (X) reflected in any updating to the Schedules that was made after the date of this Agreement, unless related to any Purchase Price Adjustment Matter or (Y) regardless of any knowledge of a Buyer Representative obtained after the date of this Agreement, in either case notwithstanding that Closing has occurred;

(iii) the failure of the Seller to fully pay and discharge as and when same are due the Retained Liabilities;

(iv) without limiting the generality of clause (iii), all Taxes or other Losses that Buyer becomes liable for as a result of the failure to file any applicable bulk sales notices or pay any of Seller’s Taxes;

(v) without limiting the generality of clause (iii), any (A) Taxes of the Pre-35 Funeral Homes for any Pre-Closing Tax Periods and the portion of the Straddle Tax Period that ends on the Closing Date; and

(vi) without limiting the generality of clause (iii), any and all Liabilities of the Pre-35 Funeral Homes to the extent that they would constitute “Retained Liabilities” under this Agreement if the Buyer were acquiring the assets of the Pre-35 Funeral Homes and not the Pre-35 Funeral Home Equity.

(b) The Seller shall reimburse the Buyer for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate; provided, however, that Buyer acknowledges that the afore-described indemnification responsibilities of the Seller hereunder shall be, notwithstanding the prior terms hereof, limited as follows:

(i) Claims for indemnification under Section 8.3(a)(ii) shall be categorized as relating to one of the following Business Packages: the Florida Business, the North Carolina Business, the Pennsylvania Business or the Virginia Business. Buyer shall have no claim for indemnification under Section 8.3(a)(ii) with respect to any Business Package until the aggregate amount of all Losses, damages and expenses incurred in such Business Package which would otherwise be subject to indemnification under Section 8.3(a)(ii) exceeds the following amounts: (i) Florida Business: $195,000, (ii) North Carolina Business: $255,000, (iii) Pennsylvania Business: $290,000 and (iv) Virginia Business: $65,000 and then only to the extent of such excess, but in no event shall the aggregate amount of all Losses with respect to all Business Packages subject to indemnification under Section 8.3(a)(ii) exceed $26,527,500; provided, however, that the limitations set forth in this Section 8.3(b)(i) shall not apply to any Losses resulting from or arising out of, directly or indirectly, (A) any Special Claims, as to which Seller shall have liability for the entire amount of such Loss up to the Purchase Price or (B) claims arising from any actual fraud on the part of Seller, as which Seller shall have liability for the entire amount of such Loss without limitation; and

(ii) Seller will be entitled to receive as a credit against any indemnification amount owing to Buyer hereunder an amount equal to the net proceeds of any insurance policy actually received by Buyer for any Loss for which Seller agreed to indemnify Buyer under this Section 8.3. To the extent Buyer has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of Seller, Buyer agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring Buyer to acquire such coverage. Any claims paid to Buyer pursuant to this Article VIII shall be treated as a reduction in the Purchase Price.

Section 8.4. Indemnification by Buyer. (a) Buyer agrees to indemnify and hold Seller, its Affiliates, and their respective officers, directors, employees, successors and assigns, harmless from all Losses suffered or paid, directly or indirectly, as a result of or arising out of:

(i) any breach or default in the performance by the Buyer of any covenant or agreement of the Buyer contained in this Agreement or any related document executed pursuant hereto;

(ii) any breach of warranty or inaccurate or erroneous representation made by the Buyer herein (unless such breach of warranty or inaccurate or erroneous representation was known by Seller to exist prior to consummation of Closing hereunder); and

(iii) the failure of the Buyer to fully pay and discharge as and when same are due the Assumed Liabilities.

(b) The Buyer shall reimburse the Seller for any Losses directly arising from an event or circumstance to which the foregoing indemnities relate provided, however, that Buyer will be entitled to receive as a credit against any indemnification amount owing to Seller hereunder an amount equal to the net proceeds of any insurance policy actually received by Seller for any Loss for which Buyer agreed to indemnify Seller under this Section 8.4. To the extent Seller has obtained insurance coverage for matters occurring prior to the Effective Time, at the request of Buyer, Seller agrees to make a claim with its carrier with respect to any such Loss. Nothing contained herein will have the effect of requiring Seller to acquire such coverage.

Section 8.5. Assertion of Claims. (a) No claim shall be brought by any Indemnitee (as defined below) against any Indemnitor (as defined below) under this Article VIII, and no Indemnitee shall be entitled to receive any payment with respect thereto, unless the Indemnitee gives the Indemnitor written notice of the existence of any such claim prior to the expiration of the applicable time period set forth in Section 8.2 above. Such notice must specify in reasonable detail the nature and dollar value of the alleged breach and must be accompanied by all documentation in the possession or control of the Indemnitee evidencing such breach. Except as set forth in this Article VIII, if the Indemnitee and Indemnitor fail to reach a mutually acceptable resolution of such claim within thirty (30) days after the giving of such notice, the Indemnitee shall have the right to commence legal proceedings for the enforcement of their rights pursuant to Section 8.6 hereof.

(b) No party shall be entitled to recover Losses in respect of any claim for indemnification or otherwise obtain reimbursement or restitution more than once with respect to any such claim hereunder. No Losses may be claimed under this Article VIII by any Indemnitee to the extent such Losses are included in the calculation of any adjustment to the Purchase Price pursuant to Section 1.5 of this Agreement.

Section 8.6. Dispute Resolution. (a) Any and all disputes among the parties to this Agreement (defined for the purpose of this provision to include their principals, agents and/or Affiliates) arising out of or in connection with the negotiation, execution, interpretation, performance or nonperformance of this Agreement and the transactions contemplated herein shall be solely and finally settled by arbitration, which shall be conducted in Wilmington, Delaware, by a single arbitrator selected by the parties. The arbitrator shall be a lawyer familiar with business transactions of the type contemplated in this Agreement who shall not have been previously employed or affiliated with any of the parties hereto. If the parties fail to agree on the arbitrator within thirty (30) days of the date one of them invokes this arbitration provision, either party may apply to the American Arbitration Association to make the appointment.

(b) The parties hereby renounce all recourse to litigation and agree that the award of the arbitrator shall be final and subject to no judicial review. The arbitrator shall conduct the proceedings pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as now or hereafter amended (the “Rules”).

(c) The arbitrator shall decide the issues submitted (i) in accordance with the provisions and commercial purposes of this Agreement, and (ii) with all substantive questions of law determined under the laws of the State of Delaware, unless otherwise expressly provided for herein, without regard to its principles of conflicts of laws. The arbitrator shall promptly hear and determine (after giving the parties due notice and a reasonable opportunity to be heard) the issues submitted and shall render a decision in writing within a reasonable period after the appointment of the arbitrator.

(d) The parties agree to facilitate the arbitration by (i) conducting arbitration hearings to the greatest extent possible on successive days, and (ii) observing strictly the time periods established by the Rules or by the arbitrator for submission of evidence or briefs.

(e) Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought and the parties hereby irrevocably consent to the jurisdiction of any such court for the purpose of enforcing any such award. The arbitrator shall divide all costs (other than fees and expenses of counsel) incurred in conducting the arbitration in the final award in accordance with what the arbitrator deems just and equitable under the circumstances.

(f) The parties hereto agree that the provisions of this Section 8.6 shall not be construed to prohibit any party from obtaining, in the proper case, specific performance or injunctive relief with respect to the enforcement of any covenant or agreement of another party to this Agreement.

(g) The FTC shall not be bound by any arbitration decision pursuant to this Section 8.6.

Section 8.7. Defense of Claims. (a) If any claim or action by a third party arises after the Closing Date for which an Indemnitor is or may be liable under the terms of this Agreement, then the Indemnitee shall notify the Indemnitor within thirty (30) days after such claim or action arises and is known to the Indemnitee (provided, however, that failure to provide such notice will not affect the Indemnitee’s rights to indemnity hereunder from Indemnitor, unless the Indemnitee can show actual material prejudice resulting from such failure and then only to the extent of such actual material prejudice) and shall give the Indemnitor a reasonable opportunity: (i) to take part in any examination of any books and records; (ii) to conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the Indemnitee; (iii) to take all other required steps or proceedings to settle or defend any such claim or action; and (iv) to employ counsel to contest any such claim or action in the name of the Indemnitee or otherwise (except as set forth below in Section 8.7(b)).

(b) If the Indemnitor wishes to assume the defense of such claim or action, it shall give written notice of such intention to the Indemnitee within ten (10) days after Indemnitor first receives written notice of such Claim, and thereafter Indemnitee shall permit, and Indemnitor shall assume, the defense of any such claim or action, through counsel reasonably satisfactory to the Indemnitee. Notwithstanding the foregoing, the Indemnitee may participate in such defense of such claim or action (with one or more counsel of its own choice) at its own expense, provided, however, that if the parties to any such claim or action (including any impleaded parties) include both the Indemnitor and the Indemnitee, and the Indemnitor shall have been advised in writing by counsel for the Indemnitee that there may be one or more defenses available to the Indemnitee that are not available to the Indemnitor or legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnitor and the Indemnitee, the Indemnitor shall not have the right to assume the defense of such claim or action on behalf of the Indemnitee and the fees and expenses of one such separate counsel employed by the Indemnitee shall be at the expense of the Indemnitor.

(c) If the Indemnitor shall not assume the defense of any claim or action within ten (10) days after Indemnitor first receives written notice of such claim or action, the Indemnitee may defend against such claim or action in such manner as it may deem appropriate (provided that the Indemnitor may participate in such defense at its own expense) and a recovery against the Indemnitee in such claim or action for damages suffered by it in good faith, shall be conclusive in its favor against the Indemnitor.

(d) The Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or action or consent to the entry of any judgment with respect thereto which does not include, as an unconditional term thereof, the giving to the Indemnitee a release by all other participants from all liability in respect of such claim or action. Unless the Indemnitor shall have elected not to assume the defense of any claim subject to Article VIII or, after reasonable written notice of any claim or action that is subject to the indemnification provisions of this Article VIII shall have failed to assume or participate in the defense thereof, the Indemnitee may not settle or compromise such claim or action without the written consent of the Indemnitor, such consent not to be unreasonably withheld.

(e) Upon determination of the amount due to an Indemnitee (“Indemnification Amount”) in connection with any matter for which indemnification is sought under this Article VIII (“Indemnification Matter”) (whether by agreement between the Indemnitor and the Indemnitee or after a settlement agreement is executed or a final judgment or order is rendered by an arbitrator or court of competent jurisdiction with respect to the Indemnification Matter), the Indemnitor shall promptly (and in any event, not later than 10 days after such determination) pay the Indemnification Amount, in cash, to the Indemnitee. Any Indemnification Amount that is not paid in full within 10 days after final determination of the Indemnification Amount as set forth above, such unpaid amount shall thereafter accrue interest through the date of payment at the prime rate as reported in The Wall Street Journal, Eastern Edition for the date of such final determination.

Section 8.8. LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, STATUTORY OR CONSEQUENTIAL DAMAGES, LOST PROFITS, OR ANY

MULTIPLE OF ACTUAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 8.9. Cooperation. The parties shall cooperate fully with each other to maximize the availability of insurance coverage under the policies maintained by Seller immediately preceding the Closing Date for claims or actions by third parties which may be subject to indemnification pursuant to Sections 8.3 and 8.4. If the insurance carrier for such policies agrees to defend such claim, such defense shall be tendered to such insurance carrier and the rights of the parties between themselves regarding the assumption and control of such defense shall be subject to the reasonable requirements of such insurance carrier.

Section 8.10. Definitions. (a) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitee” shall mean Buyer, its Affiliates, and their respective officers, directors, employees, successors or assigns, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Seller, its Affiliates, and their respective officers, directors, employees, successors or assigns.

(b) In the case of a claim of indemnification brought pursuant to Section 8.3, “Indemnitor” shall mean Seller, and in the case of a claim of indemnification brought pursuant to Section 8.4, it shall mean Buyer.

Section 8.11. Exclusive Remedies. From and after Closing, the parties’ and their respective Affiliates’ right to indemnification under this Article VIII with respect to any Losses shall be their sole and exclusive remedy for damages under or with respect to this Agreement or the transactions contemplated hereby, and they shall not be entitled to pursue, and hereby expressly waive, any and all rights that may otherwise be available either at law or in equity with respect thereto, except for claims for specific performance or injunctive relief. Without limiting the generality of the foregoing, the parties’ and their Affiliates irrevocably waive to the fullest extent permitted by law any claim or cause of action that it might otherwise assert including, without limitation, any right to rescission, under the common law or federal or state securities, trade regulations or other laws, by reason of this Agreement or the transactions contemplated hereby, except for claims and causes of action brought for indemnification pursuant to this Article VIII and except for claims for specific performance or injunctive relief.

THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE IX

Miscellaneous

Section 9.1. Notices. All notices provided for hereunder shall be in writing and shall be deemed to be given:

(a) When delivered to the individual, or to an officer of the company, to which the notice is directed;

(b) Three (3) days after the same has been deposited in the United States mail, sent Certified or Registered mail with Return Receipt Requested, postage prepaid and addressed as provided in this Section; or

(c) When delivered by a generally recognized overnight delivery service (including United States Express Mail), with receipt acknowledged and with all charges prepaid by the sender addressed as provided in this Section. Notices shall be directed as follows:

(1)	if to Seller, to:

President

SCI Funeral Services, LLC

1929 Allen Parkway

Houston, Texas 77019

with a copy to:

General Counsel

Service Corporation International

1929 Allen Parkway

Houston, Texas 77019

(2)	if to Buyer, to:

STONEMOR OPERATING LLC

Attention: Chief Financial Officer

311 Veterans Highway, Suite B

Levittown, Pennsylvania 19056

with a copy to:

BLANK ROME LLP

Attention: Lewis J. Hoch

One Logan Square

18th & Cherry Streets

Philadelphia, Pennsylvania 19103-6998

or at such other place or places or to such other Person or Persons as shall be designated by like notice by any party hereto.

Section 9.2. Expenses. Each party hereto shall pay its own expenses, including without limitation, fees and expenses of its agents, representatives, counsel, auditors, and accountants, incidental to the preparation and carrying out of this Agreement. Except as provided for in Section 1.5(c), Seller and/or Buyer shall pay any fees imposed on the Closing of this transaction, consistent with the customary practices in the state where the Business is located.

Section 9.3. Attorneys’ Fees. In the event of any controversy, claim or dispute between or among any of the parties hereto arising out of or relating to this Agreement, or any default or breach or alleged default or breach hereof, each party shall pay its own attorneys’ fees, costs and expenses associated with any such action. If any party hereto shall be joined as a party in any judicial, administrative, or other legal proceeding arising from or incidental to any obligation, conduct or action of another party hereto, the party so joined shall be entitled to be reimbursed by the other party for its reasonable attorneys’ fees and costs associated therewith.

Section 9.4. Seller’s Broker. Seller has engaged the services of a broker to assist with the transaction contemplated by this Agreement. Seller agrees to indemnify Buyer against any claim by its broker for any unpaid commission, brokerage or finder’s fee made by Seller’s broker arising in relation to this Agreement.

Section 9.5. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties except that prior to Closing, Buyer may assign its rights and obligations hereunder to any one or more of its direct or indirect wholly-owned subsidiaries, provided that any such assignment shall not relieve Buyer from its obligations and liabilities hereunder. Nothing in this Agreement, expressed or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. In the event Buyer transfers the Business or a majority of the assets relating to the Business to any person or entity after Closing, Buyer shall require as a condition to such transfer that the transferee agree to perform any obligations remaining to be performed under this Agreement as if such transferee were a party to this Agreement. The obligations of Seller hereunder shall be joint and several as to all parties defined as a “Seller” in this Agreement and the obligations of Buyer hereunder shall be joint and several as to all parties defined as a “Buyer” in this Agreement.

Section 9.6. Entire Agreement; Amendment. (a) This Agreement together with the other agreements provided for herein embodies the whole agreement of the parties. There are no promises, terms, conditions, or obligations other than those expressly contained herein. Except for the terms of the Confidentiality Agreement, all previous negotiations, communications, representations or agreements between the parties hereto, whether verbal or written, which are not herein contained, are hereby superseded, withdrawn, annulled and of no force or effect.

(b) This Agreement may not be amended except by an instrument in writing signed on behalf of each party hereto.

Section 9.7. Captions; Counterparts. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement will be interpreted in favor of, or against, either of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile or electronically transmitted signature page shall constitute an original.

Section 9.8. Tax Identification Numbers. Buyer’s Federal Tax Identification Number and Seller’s Federal Tax Identification Number is set forth on the signature page hereto.

Section 9.9. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws, unless otherwise expressly set forth herein and any proceedings to enforce the terms of this Agreement shall be brought solely in a court of competent jurisdiction sitting in Wilmington, Delaware. By entering into this Agreement, the parties hereto specifically waive all right to a jury trial, as well as objections and defenses based on lack of personal jurisdiction, improper venue, and forum non conveniens.

Section 9.10. Severability. In case any term, phrase, clause, paragraph, restriction, covenant or agreement herein contained shall be held to be invalid or unenforceable, the same shall be deemed and it is hereby agreed that the same are meant to be severable and shall not defeat or impair the validity, legality or enforceability of the remaining provisions hereof.

Section 9.11. Modifications. The parties shall not modify the terms of this agreement (or any other related agreement that requires prior approval by the FTC) without the prior approval of the FTC, except as otherwise provided in Rule 2.41(f)(5) of the FTC’s Rules of Practice and Procedure, 16 C.F.R. S. 2.41(f)(5).

Section 9.12. Seller Affirmation. Seller affirms that this Asset Purchase Agreement, upon approval by the FTC, shall constitute a “Divestiture Agreement” referenced in the FTC’s Decision and Order, Docket No. 4423. Seller’s failure to comply with the terms of this Asset Purchase Agreement and any related agreements (that require prior approval by the FTC) shall constitute a failure to comply with the Decision and Order.

[balance of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Asset Sale Agreement to be effective on the date first above written.

BUYER:

StoneMor Operating LLC		StoneMor Florida LLC

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

StoneMor Florida Subsidiary LLC		StoneMor North Carolina LLC

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

StoneMor North Carolina Subsidiary LLC		StoneMor North Carolina Funeral Services, Inc.

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

Loewen [Virginia] LLC		Loewen [Virginia] Subsidiary, Inc.

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

Rose Lawn Cemeteries LLC		Rose Lawn Cemeteries Subsidiary, Incorporated

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

StoneMor Pennsylvania LLC		StoneMor Pennsylvania Subsidiary LLC

By:	/s/ Frank Milles	By:	/s/ Frank Milles

Print name:	Frank Milles	Print name:	Frank Milles
Print title:	Vice President	Print title:	Vice President

[Buyer’s signature page to Asset Sales Agreement; signatures continued on next page]

CMS West Subsidiary LLC

By:	/s/ Frank Milles

Print name:	Frank Milles
Print title:	Vice President

[Buyer’s signature page to Asset Sales Agreement; signatures continued from prior page]

SELLER:

S.E. Funeral Homes of Florida, LLC		S.E. Cemeteries of Florida, LLC

By:	/s/ Curtis G. Briggs	By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs	Print name:	Curtis G. Briggs
Print title:	Vice President	Print title:	Vice President

S.E. Combined Services of Florida, LLC		S.E. Cemeteries of North Carolina, Inc.

By:	/s/ Curtis G. Briggs	By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs	Print name:	Curtis G. Briggs
Print title:	Vice President	Print title:	Vice President

Montlawn Memorial Park, Inc.		S.E. Funeral Homes of North Carolina, Inc.

By:	/s/ Curtis G. Briggs	By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs	Print name:	Curtis G. Briggs
Print title:	Vice President	Print title:	Vice President

SCI Virginia Funeral Services, Inc.		S.E. Cemeteries of Virginia, LLC

By:	/s/ Curtis G. Briggs	By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs	Print name:	Curtis G. Briggs
Print title:	Vice President	Print title:	Vice President

Sunset Memorial Park Company		George Washington Memorial Park, Inc.

By:	/s/ Curtis G. Briggs	By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs	Print name:	Curtis G. Briggs
Print title:	Vice President	Print title:	Vice President

S.E. Mid-Atlantic, Inc.

By:	/s/ Curtis G. Briggs

Print name:	Curtis G. Briggs
Print title:	President

[Seller’s signature page to Asset Sales Agreement]

67